Filed Pursuant to Rule 424(b)(3)
File No. 333-151434

PROSPECTUS

Portlogic Systems Inc.

OFFERING UP TO 18,135,237 COMMON SHARES

This prospectus relates to the sale of up to 18,135,237 shares of our common stock by selling shareholders.  As of June 26, 2008, 34,415,237 shares of common stock are issued and outstanding.  All costs associated with this registration will be borne by us.

This is our initial public offering.  The shares of our common stock are not currently traded.

____________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE "RISK FACTORS" BEGINNING ON PAGE 4.

____________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The selling shareholders will sell at a price of $0.35 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We intend to seek a listing on the Over-the-Counter Bulletin Board but we may not be successful.

Dealer Prospectus Delivery Obligation

Until September 22, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

The date of this Prospectus is June 26, 2008.

PROSPECTUS SUMMARY

PORTLOGIC SYSTEMS INC.

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated on June 22, 2004 as Portlogic Systems Inc. under the laws of the State of Nevada. The address of our principal executive office is 100 King St. West, Suite 5700, Toronto, Ontario, M5X 1K7, Canada. Our telephone number is (702) 357-8674. Our website address is www.portlogicsystems.com. Information contained on our website does not constitute part of this prospectus.

We are currently in the development stage of operations. Our business comprises licensing portal software products and providing custom software programming services to customers who license our products. We have developed a software product that we license to our customers to enable them to operate their own social networking portal without having any technical programming or website design skills. We are currently developing three additional portal software products which are each being designed to allow customers in other industries to operate portals. The intended customer markets for each of these products under development are professional service providers, entrepreneurs who wish to operate a skill gaming website and online content publishers.

For additional fees, we also offer to our customers optional plug-ins and website customization services to add additional functions to the basic portal product and enhance the appeal of our customers’ portals.

We have not been profitable since our inception. We derived ancillary revenue during the fiscal year ended May 31, 2007 by providing website layout and web portal design services, as well as software licensing.  Although our main web-based community portal products were still under development, beginning in September 2007, we realized some revenue for providing dating software websites. We have no significant assets or financial resources. The limited extent of our assets and revenues, our early stage of development, and our limited operating history make us subject to the risks associated with start-up companies, including potentially negative cash flows. The report of our independent auditors for the fiscal year ended May 31, 2007 states that there is substantial doubt that we will be able to continue as a going concern. If we cannot obtain additional financing, we may cease to exist.

All dollar amounts in this prospectus are in U.S. dollars.

THE OFFERING

The shares being sold in this prospectus are held by shareholders.  We issued shares to these shareholders via private placements in exchange for an investment in our Company or as payment for assets or services.

SECURITIES BEING OFFERED

Up to 18,135,237 shares of common stock, par value $0.001 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sale by selling shareholders of our common stock.

OUR COMMON STOCK

This is our initial public offering.  There is not currently a market for our common stock.  We intend to list our shares on the Over-the-Counter Bulletin Board, or OTCBB, but our stock has not been approved for trading on the OTCBB as of the date of this prospectus.  We cannot determine if an active market will develop for our common stock.  Additionally, we cannot determine or predict the price at which our common stock will initially trade. The selling shareholders will sell at a price of $0.35 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

PORTLOGIC SYSTEMS INC.
(A Development Stage Company)
SUMMARY FINANCIAL DATA
(Amounts Expressed in US Dollars)
	Period from June 1, 2007 to February 29, 2008	Year Ended May 31, 2007

Assets	$	$
Cash and Cash Equivalents	80,175	202,332
Other Current Assets	7,510	9,787
Long-term Assets	156,526	156,680
Liabilities and Stockholders’ Equity
Current Liabilities	29,303	49,483
Stockholders’ Equity
Capital Stock	34,415	34,386
Paid in capital	353,285	343,314
Deficit accumulated during development stage	(172,792)	(58,384)

Revenue	26,263	-
Leasing and consulting fees earned	6,250	16,750
Cost of goods sold	(20,400)	-
Selling and administrative expense	(123,935)	(54,515)
Amortization	(2,586)	(1,540)
Net Loss for the Period	(114,408)	(39,305)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information included in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

RISKS RELATING TO OUR COMPANY

The independent accountant’s opinion on the financial statements for the fiscal years ended May 31, 2006 and May 31, 2007, and for the period from inception, June 22, 2004, to May 31, 2007, includes an explanatory paragraph about our ability to continue as a going concern and, if we cannot obtain additional financing, we may have to curtail operations and may ultimately cease to exist.

Our audited financial statements for the periods from June 22, 2004 to May 31, 2007 reflect a cumulative net loss of $58,384. These conditions raise substantial doubt about our ability to continue as a going concern. However, our financial statements do not include any adjustments that might result if we are unable to continue our business. The independent auditor's report for the year ended May 31, 2007 includes an explanatory paragraph to the audit opinion stating that we have a working capital deficiency, an accumulated deficit and operating cash flow deficit that raise substantial doubt about our ability to continue as a going concern. Our continued operations are contingent on our ability to raise additional capital and obtain financing and success in future operations. If we do not acquire sufficient additional funding or alternative sources of capital to meet our working capital, we may have to substantially curtail our operations and business plan. To meet our future obligations, from time to time, we intend to issue debt or shares of our common stock or other equity instruments such as warrants.

We have a limited operating history and may never achieve or sustain profitable operations.

We have a short operating history and have not been profitable since our incorporation in June 2604. Since inception and to date, we derived ancillary revenue during the fiscal year ended May 31, 2007 by providing website layout and web portal design services, as well as software licensing.  Although our main web-based community portal products are still being developed, we realized some revenues, starting mostly in September 2007, for providing dating software websites. Even if we obtain future revenues sufficient to expand operations, increased operational or marketing expenses could adversely affect our liquidity. The limited extent of our assets and revenues, our early stage of development, and our limited operating history make us subject to the risks associated with start-up companies, including potentially negative cash flows. We have no significant assets or financial resources. Our lack of operating history makes it very difficult for you to make an investment decision. We may never become profitable. You may lose your entire investment.

We depend on our officers and directors to perform our business activities and our ability to recruit and retain the qualified individuals needed to operate and develop our business is unknown.

We rely on our officers and directors to perform many of our business activities. Currently, our Chief Technology Officer, Edvard Halupa personally oversees our programming and technology needs, and liaises with external contractors who provide additional programming and consulting services.  Our President, Secretary, and Treasurer, Jueane Thiessen, personally performs most of our accounting and financial management functions. Both Mr. Halupa and Ms. Thiessen are involved in carrying out our sales activities. Our present management structure, although adequate for the early stage of our operations, will likely have to be significantly augmented as our operations expand. Our future success will depend in part on the services of our key personnel and, additionally, on our ability to identify, hire and retain additional qualified personnel. There is intense competition for qualified management, marketing, accounting, and sales personnel in our main area of business: web-based community portals, also known as Web 2.0 software. We may not be able to continue to attract and retain the personnel needed to operate and develop our business. Because we rely on our officers and directors to perform our sales, accounting, and financial management activities, failure to attract and retain key personnel could have a material adverse effect on us.

We have limited cash that we anticipate will be sufficient to fund our plan of operations for only six more months and if we are unable to raise additional capital, our business may fail and you may lose your entire investment.

We have limited capital reserves to finance expansion or to protect us from a downturn in business. As of our last unaudited interim review, at February 29, 2008, we had $80,175 in cash. We currently do not have sufficient cash to fund operations beyond the next six months. If we generate no additional cash revenues during the next 12 months, we will need to raise approximately $116,825 in additional funds to fully fund 12 months of operations. Additional financing may come in the form of securities offerings, from bank financing, or from revenues generated by new business. If additional shares are issued to raise capital, our existing shareholders will suffer a dilution of their stock ownership. In the event that we are unable to raise additional capital, our business may fail and you may lose your entire investment.

Our President, Secretary, and Treasurer, Jueane Thiessen, and our Chief Technology Officer, Edvard Halupa, also serve as directors. These interrelationships may create conflicts of interest that might be detrimental to us.

There are various interrelationships between our officers and directors that may create conflicts of interest that might be detrimental to us. One of our directors, Jueane Thiessen, is our President, Secretary, and Treasurer. Edvard Halupa, also our director, is our Chief Technology Officer. Our Board of Directors, which appoints our officers, currently consists of two persons, Mr. Halupa and Ms. Thiessen. Together, Mr. Halupa and Ms. Thiessen control all of the voting power of the Board of Directors. Because Mr. Halupa and Ms. Thiessen are both directors and officers, there exists a potential conflict of interest regarding the decision to remove our officers or appoint new officers.

We may be subject to foreign currency fluctuation and such fluctuation may adversely affect our financial position and results.

We are currently located in Canada and pay most of our expenses in United States dollars. However, our target market is global. We may enter into contracts that require customers to pay us in currencies other than United States dollars. Therefore, our potential operations make us subject to foreign currency fluctuation. We do not make investments that offset the risk of adverse foreign currency fluctuations and we may suffer increased expenses and overall losses as a result.

We do not own patents on our products and, if other companies copy our products, our revenues may decline which may result in a decrease in our stock price.

We do not own patents on our products we have developed and we do not currently intend to file for patent protection on those products. Therefore, another company could recreate our products and could compete against us, which would adversely affect our revenues.

We do not carry any insurance and we may be subject to significant lawsuits which could substantially increase our expenses.

We do not carry any insurance. There are a number of occurrences that could adversely affect our financial condition. These include damage to our assets, financial records, or other property by fire or water, as well as any successful lawsuits against us involving recovery of damages arising out of our contractual, legal, or other duties. Should such an uninsured loss occur, our costs may substantially increase which would lower our overall profitability, if any.

Amendments to telecommunications regulations could have a material adverse effect on our business by increasing the cost of our operations or the costs that customers must incur to use our products and services.

We use telecommunications services to deliver our online software licensing and programming services to customers. In addition, our customers typically require telecommunications systems to use our products and services. The telecommunications industry is subject to regulatory control. Any amendments to current regulations in any jurisdiction where we operate or where our customers conduct business could have a material adverse effect on our business, results of operations, and prospects. If amendments to regulations increase the cost of using telecommunications services, our operating expenses may increase. Additionally, if regulatory amendments increase the cost that our customers must incur to use our services, we may experience difficulty attracting new customers or retaining existing customers.

Equipment loss or malfunctions and telecommunication service interruptions or delays may adversely affect our ability to provide our products and services.

Our business is highly dependent on our computer and telecommunications equipment and software systems for the operation and quality of our services. The temporary or permanent loss of all or a portion of these systems, including as a result of physical damage or operating malfunction, or significant replacement delays, could have a materially adverse effect on our business, financial condition, and results of operations. Any interruptions, delays or capacity problems experienced on the Internet or with telephone services could adversely affect our ability to provide our products and services.

Substantially all of our revenue has been derived from short-term contract engagements with ancillary revenue customers. If these customers do not enter into additional contracts with us, you may lose your entire investment because we may be unable to obtain new revenues that generate sufficient cash to meet our obligations.

Since our inception and to date, we have derived ancillary revenue by providing website layout and web portal design services, as well as software licensing for two customers. These contracts have since been completed.  Our contracts with these clients were short-term in nature and there is no guarantee that we will enter into new contracts and receive additional revenues from these clients in the future. Despite our main web-based community portal products still being under development, we realized some revenues, starting mostly in September 2007, for providing dating software websites. Our contracts with these customers are short-term in nature and there is no guarantee that we will enter into new contracts and receive additional revenues from these customers in the future. We anticipate that we will rely on a small number of short-term engagements and customers for at least the next 12 months. Our existing customers and/or new customers may not provide us with sufficient levels of revenue to generate profits or even to sustain operations. We may not be able to replace the revenues generated by any existing customer that chooses not to enter into additional contract engagements with us.

RISKS RELATING TO THIS OFFERING AND OUR STOCK

Our shares of common stock are not and may never be quoted on any exchange or listing service. It may be difficult or impossible for you to sell your shares.

Our common stock is not quoted on any exchange or listing service and it may never be quoted on any exchange or listing service. Persons who acquire shares of our common stock will have limited liquidity or opportunity to sell their shares and may not be able to recover any funds that have been invested in our common stock.

The possible sales of shares of common stock by our selling shareholders may have a significant adverse effect on the market price of our common stock should a market develop.

The selling shareholders may sell some or all of their shares immediately after they are registered. In the event that the shareholders sell some or all of their shares, the price of our common stock could decrease significantly. Our ability to raise additional capital through the sale of our stock may be harmed by these competing resales of our common stock by the selling shareholders. Potential investors may not be interested in purchasing shares of our common stock if the selling shareholders are selling their shares of common stock. The selling of stock by the shareholders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling shareholders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their shares of common stock to potential investors for less than we do.

"Penny Stock" rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our shares.

Trading in our securities is subject to the SEC's "penny stock" rules and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Existing and prospective shareholders may experience significant dilution if we enter into a business combination with a private concern or public company and issue securities to shareholders of such private company.

Our business plan contemplates that we may acquire other companies or assets.  As a result, we may enter into a business combination with a private concern or public company that, depending on the terms of merger or acquisition, may result in us issuing securities to shareholders of any such private company. The issuance of previously authorized and unissued shares of common stock would result in reduction in percentage of shares owned by our present and prospective shareholders and may result in a change in control or management of our Company.

One of our shareholders, Fern Fair, controls 43.6% of our shares of common stock as of May 27, 2008, and she may not vote her shares in a manner that benefits minority shareholders.

One of our shareholders, Fern Fair, owns a significant percentage of our voting stock. As a result, Ms. Fair is able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring, or preventing a change in control and may make some transactions more difficult or impossible to complete without the support of Ms. Fair. In addition, Ms. Fair may not have an interest in fully promoting the sale of our common stock if such sales would reduce the opportunity for her to sell her own shares at any time in the future.

If our stock does trade in a market or exchange, our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•

Quarterly variations in our results of operations or those of our competitors.

•

Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•

The emergence of new sales channels in which we are unable to compete effectively.

•

Our ability to develop and market new and enhanced products on a timely basis.

•

Commencement of, or our involvement in, litigation.

•

Any major change in our board or management.

•

General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

As a result of being a public company, we will incur increased costs that will adversely affect our liquidity and increase the risk that we will become insolvent.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company associated with public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The costs that we will incur as a result of being a public company will adversely affect our already limited liquidity, making it difficult for us to proceed with our business development plans and increasing the risk that we will become insolvent. We may never become profitable. You may lose your entire investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factor” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders.  We will not receive proceeds from the sale of shares of common stock being sold by our selling shareholders.

DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling shareholders at a price of $0.35 per share until our common stock is quoted on the Over-the-Counter Bulletin Board, or OTCBB, and thereafter at prevailing market prices or privately negotiated prices.  If we list on the OTCBB, these prices will fluctuate based on the demand for the shares.  No trading market for the shares offered on behalf of the selling shareholders exists as of the date of this offering. Between October 31, 2005 and January 10, 2008, our shares were offered to our shareholders at prices ranging from $0.05 to $0.35 per share. We believe shareholders will be unlikely to sell their shares at prices below what they paid. Additionally, we believe that the increased liquidity resulting from registering our shares may increase their value.  We had a book value of $0.006 per share as of February 29, 2008.  As a result, our shares will initially be offered by the selling shareholders at a price of $0.35 per share.

SELLING SECURITY HOLDERS

Based upon information available to us as of June 26, 2008, the following table sets forth the names of the selling shareholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling shareholders. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Ownership Before Offering	Number of Shares Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering (2)

Richard Gallo (3)	500,000	500,000	0	0%

Eli Chornenki (4)	600,000	600,000	0	0%

Svava Stefanson (5)	600,000	600,000	0	0%

Michael Hunchberger (6)	200,000	200,000	0	0%

Nicolas Guezen (7)	250,000	250,000	0	0%

Anna Thiessen (8)	300,000	300,000	0	0%

Rudy Hildebrand (9)	200,000	200,000	0	0%

Jazz Poulin (10)	100,000	100,000	0	0%

Benjamin Tuff (11)	200,000	200,000	0	0%

Jacques Poulin (12)	100,000	100,000	0	0%

Jozef Gazo (13)	1,500,000	1,500,000	0	0%

Melanie Thiessen (14)	1,000,000	1,000,000	0	0%

Lorne Lynn Green (15)	225,000	225,000	0	0%

Lenka Gazova (16)	1,050,000	1,050,000	0	0%

Eva Gazova (17)	1,250,000	1,250,000	0	0%

Doug McClelland (18)	3,000,000	3,000,000	0	0%

Alex Diatchine (19)	1,250,000	1,250,000	0	0%

Patrick Haynes (20)	1,250,000	1,250,000	0	0%

Young Jun (21)	1,250,000	1,250,000	0	0%

Fern Fair (22)	15,000,000	15,000,000	0	0%

Jueane Thiessen (23)	1,250,000	1,250,000	0	0%

JOYN Internet Communities, Inc. (24)	2,240,000	2,240,000	0	0%

Brenda Takabe (25)	10,000	10,000	0	0%

Keith Newport (26)	10,000	10,000	0	0%

Randall Thorne (27)	10,000	10,000	0	0%

Brent O'Connor (28)	10,000	10,000	0	0%

Rick Camplair (29)	10,000	10,000	0	0%

Javed Mawji (30)	10,000	10,000	0	0%

Dusan Elko (31)	150,000	10,000	0	0%

Nadezda Truppova (32)	60,000	60,000	0	0%

Jaime Arbuckle Gibb (33)	10,000	10,000	0	0%

Ruslan Guzha (34)	10,000	10,000	0	0%

Iryna Huzha (35)	10,000	10,000	0	0%

Maxine Jones (36)	10,000	10,000	0	0%

Edvard Halupa (37)	30,000	30,000	0	0%

Edward Hadeed (38)	133,333	133,333	0	0%

Mohammad Shaygan (39)	100,000	100,000	0	0%

Mark Barbara (40)	165,000	165,000	0	0%

Jonathan Poulin (41)	333,333	333,333	0	0%

Michael Ji (42)	28,571	28,571	0	0%

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 34,415,237 shares outstanding as of June 26, 2008.

(3) Mr. Gallo received these shares in exchange for $500. The shares were issued on January 4, 2005.

(4) Mr. Chornenki received these shares in exchange for $600. The shares were issued on January 7, 2005.

(5) Ms. Stefanson received these shares in exchange for $600. The shares were issued on January 7, 2005.

(6) Mr. Hunchberger received these shares in exchange for $200. The shares were issued on January 7, 2005.

(7) Mr. Guezen received these shares in exchange for $250. The shares were issued on January 13, 2005.

(8) Mrs. Anna Thiessen received these shares in exchange for $300. The shares were issued on January 13, 2005.

(9) Mr. Hildebrand received these shares in exchange for $200. The shares were issued on January 17, 2005.

(10) Mr. Jazz Poulin received these shares in exchange for $100. The shares were issued on January 24, 2005.

(11) Mr. Tuff received these shares in exchange for $200. The shares were issued on January 24, 2005.

(12) Mr. Jacques Poulin received these shares in exchange for $200. The shares were issued on February 7, 2005.

(13) Mr. Gazo received these shares in exchange for $3,000. The shares were issued on May 26, 2005.

(14) Ms. Melanie Thiessen received these shares in exchange for $2,000. The shares were issued on July 12, 2005.

(15) Mr. Green received these shares in exchange for $450.  These shares were issued on July 12, 2005.

(16) Ms. Lenka Gazova received these shares in exchange for $2,100.  These shares were issued on July 18, 2005.

(17) Ms. Eva Gazova received these shares in exchange for $2,500.  These shares were issued on July 19, 2005.

(18) Mr. McClelland received these shares in exchange for $6,000.  These shares were issued on July 20, 2005. Mr. McClelland is a director of JOYN Internet Communities Inc. Alex Diatchine is the President, Secretary, Treasurer, and sole shareholder of JOYN Internet Communities Inc. Each of Doug McClelland, Alex Diatchine, and JOYN Internet Communities Inc. are selling shareholders.

(19) Mr. Diatchine received these shares in exchange for $2,500.  These shares were issued on July 21, 2005. Mr. McClelland is a director of JOYN Internet Communities Inc. Mr. Diatchine is the President, Secretary, Treasurer, and sole shareholder of JOYN Internet Communities Inc. Each of Doug McClelland, Alex Diatchine, and JOYN Internet Communities Inc. are selling shareholders.

(20) Mr. Haynes received these shares in exchange for $2,500.  These shares were issued on July 22, 2005.

(21) Mr. Jun received these shares in exchange for $2,500.  These shares were issued on July 25, 2005.

(22) Ms. Fair received these shares in exchange for $30,000.  These shares were issued on July 29, 2005.

(23) Ms. Jueane Thiessen received these shares in exchange for $2,500.  These shares were issued on September 14, 2005.

(24) JOYN Internet Communities Inc. received these shares along with $40,000 in cash in exchange for software assets, pursuant to the Asset Purchase and Sale Agreement between JOYN Internet Communities Inc. and us, dated October 31, 2005. The stock-based portion of the consideration was valued at $112,000. The shares were issued on September 14, 2005. Mr. McClelland is a director of JOYN Internet Communities Inc. Mr. Diatchine is the President, Secretary, Treasurer, and sole shareholder of JOYN Internet Communities Inc. Each of Mr. McClelland, Mr. Diatchine, and JOYN Internet Communities Inc. are selling shareholders.  Mr. Diatchine has voting and dispositive control over the shares JOYN Internet Communities Inc. owns.

(25) Mrs. Takabe received these shares in exchange for $500.  These shares were issued on April 24, 2006.

(26) Mr. Newport received these shares in exchange for $500.  These shares were issued on April 26, 2006.

(27) Mr. Thorne received these shares in exchange for $500.  These shares were issued on April 27, 2006.

(28) Mr. O’Connor received these shares in exchange for $500.  These shares were issued on May 1, 2006.

(29) Mr. Camplair received these shares in exchange for $500.  These shares were issued on May 4, 2006.

(30) Mr. Mawji received these shares in exchange for $500.  These shares were issued on May 4, 2006. Mr. Mawji was our President, Secretary, and a Director between February 1, 2007 and November 30, 2007.

(31) Mr. Elko received these shares in exchange for $7,500.  These shares were issued on May 4, 2006.

(32) Ms. Truppova received these shares in exchange for $3,000.  These shares were issued on May 5, 2006.

(33) Mr. Gibb received these shares in exchange for $500.  These shares were issued on June 7, 2006.

(34) Mr. Guzha received these shares in exchange for $500.  These shares were issued on June 26, 2006.

(35) Ms. Huzha received these shares in exchange for $500.  These shares were issued on June 26, 2006.

(36) Ms. Jones received these shares in exchange for $500.  These shares were issued on July 22, 2006.

(37) Mr. Halupa received these shares in exchange for $1,500.  These shares were issued on December 22, 2006.

(38) Mr. Hadeed received these shares in exchange for $20,000.  These shares were issued on February 22, 2007. On March 11, 2005, we also issued to Mr. Hadeed a convertible debenture due March 10, 2008.  The due date on this convertible debenture has been extended on the same terms to March 10, 2010. The principal amount of the convertible debenture is $7,000 which may, at the option of Mr. Hadeed, be converted into up to 140,000 shares of common stock at a conversion price of $0.05 per share. The shares that the convertible debenture may be converted into are not being registered at this time.

(39) Mr. Shaygan received these shares in exchange for $20,000.  These shares were issued on May 18, 2007.

(40) Mr. Barbara received these shares in exchange for $49,500.  These shares were issued on May 30, 2007.

(41) Mr. Poulin received these shares in exchange for $100,000.  These shares were issued on May 31, 2007.

(42) Mr. Ji received these shares in exchange for $10,000.  These shares were issued on January 10, 2008.

PLAN OF DISTRIBUTION

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares from time to time:

•

in transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•

in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

at a price of $0.35 per share for the duration of the offering or until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices;

•

in negotiated transactions;

•

in a combination of such methods of sale; or

•

any other method permitted by law.

The selling shareholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareowners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling shareholders that they may not:

•

engage in any stabilization activity in connection with any of the shares;

•

bid for or purchase any of the shares or any rights to acquire the shares,

•

attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

•

effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling shareholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling shareholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

DESCRIPTION OF SECURITIES BEING REGISTERED

Our authorized capitalization consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

There is no provision in our by-laws or other incorporating documents that would delay, defer or prevent a change in control of our Company.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of all common stock outstanding entitled to vote in any election of directors may elect all of the directors standing for election. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding up, the holders of all shares of our common stock are entitled to receive ratably our net assets available after the payment of all debts, other liabilities, and preferred amounts.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We incorporated on June 22, 2004 under the laws of the State of Nevada. We have no parent corporation or subsidiaries. Our fiscal year end is May 31. We have not been involved in any bankruptcy, receivership or similar proceedings. We have not engaged in any other material reclassification, merger, or consolidation.

On October 31, 2005, we entered into an Asset Purchase Agreement with JOYN Internet Communities, Inc. to acquire all Internet dating software code that JOYN had developed, including all rights to use and license the software.  In consideration for the assets received, we issued 2,240,000 shares of our common stock as well as cash of $40,000 due in installments. We valued the stock-based portion of this issue at $112,000. We have used this software source to model, build, and develop our portal software product.

Our Business

We license portal software products and provide custom software programming services to customers who license our products. Our portal software products are designed to enable customers to administer a ‘portal’ that can be accessed online by other users. A portal is a set of website pages that serve as a starting point for accessing online services pertaining to a specific topic. Each type of portal that we license to our customers has a standard pre-programmed functional framework along with content and appearance customized according to the customer’s particular requirements. Our licensing agreements with customers provide that we retain exclusive ownership rights over the portal software and any related products or features that we license to our customers. Our customers retain ownership rights over any content that they provide to customize their portal.

We host the portal software licensed to our customers on our own servers. Our portal software products include an online administration interface which our customers can use to manage the functionality, appearance, and content of their portal, such as what users are able to see and do when they visit the portal. As a result, customers that license our software can operate their online portal using only a personal computer and internet connection. They do not need to have any programming knowledge, additional software, hosting capabilities, or additional hardware.

We also offer, in exchange for additional licensing fees, ‘plug-in’ products that can provide additional functions to the basic portal software licensed by our customers. A plug-in is a discrete piece of software that provides a specific feature that our customers can add to their portal that we believe will enhance the experience of users accessing the portal. We either own the plug-ins or license them from third parties. Examples include video chat, instant messaging chat, modules that display automatically updating financial data or news, photo galleries, a payment facility to charge users for access and enable our customers to accept credit card payment.

Currently, we offer one fully developed portal software product. This product is an online social networking system marketed to entrepreneurs who wish to operate their own online social networking or dating business. We market this product through one of our websites, at www.internetdatingsoftware.com.

We anticipate that we will earn revenues from our social networking software system in five primary ways:

1.

We charge a lump sum initial setup fee for each portal that we provide to a customer.

2.

Monthly or annual basic licensing fees, along with variable bandwidth and other fees that we charge to allow end users to access a customer’s portal stored on our server, are payable on an ongoing basis when our customers are licensing one of our portal products.

3.

We charge ongoing licensing fees for any plug-ins that we provide to our customers.

4.

We provide customized programming, graphic design, or other services to assist customers with customizing the appearance or functions of their portal. Fees for customized services are based on a quotation agreed to between us and the customer that sets out the scope of services to be performed.

5.

We offer master licensing agreements with resellers that wish to license our products to their own customers in return for the reseller paying us a fixed fee or proportion of revenues received from their customers.

New Product Development

Using the programming source code of the portal software for our online social networking system, we are developing three additional portal software products, each of which we intend to market to a specific customer market. We expect that many of the basic functions of these additional products will be similar to our online dating portal software product. However, we expect that these additional products will have certain differences that are specific to the needs and interests of the particular customer segment that we plan to market each product to. We anticipate that these differences will include the appearance and functions of the administrative interface, the features that are available to users accessing the customer’s portal, and the types of plug-ins that are available. We expect that the methods that we will use to earn revenues from each of these products will be similar to the methods that we use to earn revenues from our online dating system product.

The first product we are developing is a portal software product that we intend to license to professional service providers who seek to develop and manage a professionally designed portal for their business and desire to have the ability to change the features or appearance of their portal but who are unable or unwilling to host and design the portal themselves. Our initial target market for this product is small law firms and sole practitioner lawyers. As of June 2, 2008 we are in the process of developing a collection of templates that customers will be able to customize with their own content or selection of plug-ins from our list. We expect to begin marketing this product by July 1, 2008. To date, we have earned no revenues from this product.

The second product we are developing is a version of the portal software that we intend to license to online content publishers. We anticipate that this portal software product will provide customers with the ability to set up and manage a portal that contains informational media content focused on one or more particular topics. We intend to provide our customers with the capability to provide content on their portal using a variety of media format options, including blogs, photos, videos, and automatically updating news or financial information. We anticipate that this product will be attractive to:

•

charities seeking to provide updates regarding projects they are involved in,

•

political campaign organizations,

•

financial information publishers, and

•

investor relations businesses.

As of June 26, 2008, we are still in the development phase of this product. We expect to begin marketing this product by August 31, 2008. To date, we have earned no revenues from this product.

The third product we are developing expands on our second product. We intend to aim this product towards personal consumer use, specifically,  portals for families. We intend to provide our customers with the capability to share information between families using a variety of media format options, including blogs, photo galleries, videos, and automatically updating news. We believe that this product will be attractive to a retail consumer versus business consumer; the ideal use of this product being long-distance sharing for families. As of June 26, 2008, we have begun to develop some of the interface templates for this product. We expect to begin marketing this product by October 1, 2008. To date, we have earned no revenues from this product.

We intend to market each of our products by providing information describing the product on a website focused solely on that product, including a facility on the website to enable our customers to order the product online and pay by credit card, and use search engine marketing to bid for phrases that are related to the product and the targeted customer segment in order to help the product achieve a prominent ranking in search engine results.

Our Business Plan

Our business plan has three components: marketing existing products, expanding and developing existing products and acquiring other companies or assets.

1) Marketing Existing Products

We intend to continue marketing our existing products to potential North American customers and increase our capabilities to attract customers in other jurisdictions. Until we have increased our revenues and capability to effectively market our products and serve customers in other jurisdictions, we intend to focus our advertising efforts on gaining additional customers in the North American marketplace. Because our products and services are delivered online, our potential market is worldwide. We intend to increase our capability to market and deliver our products outside North America in two ways. First, we intend to translate our products into languages other than English and develop a network of customer service contractors that would be able to provide customer service and website design services in languages other than English. Second, we intend to establish a network of six high speed servers around the world, in the United States, Europe, Asia, and Canada. We believe that this network of six servers would enable us to provide our products to customers in other markets more reliably and at higher speed.   We believe over the next twelve months, we will incur marketing expense of approximately $20,000.

2) Further Expansion and Development of Existing Products

We intend to further develop our product offerings in four ways:

1.

We intend to translate our products into different languages in order to market and provide our product to a wider range of customers. Our dating software websites are currently available in 4 languages. We plan to produce at least 2 more translated versions of our product by mid-June 2608.

2.

We intend to continue developing the range of our products, initially by increasing the number of plug-ins that we offer by creating proprietary plug-ins ourselves, purchasing them from third parties, or entering into agreements under which we can license plug-ins to provide as part of our product offering. We are constantly expanding the plug-in options that we have available and expect that we will have seven to fifteen more plug-in options available to our customers by July 2008.

3.

We intend to continue identifying additional target markets that may benefit from a web portal licensing software product and customizing our existing proprietary software code to develop a product that can be effectively marketed to the specific prospective customer segment identified.

4.

Fourth, in the longer term we may expand our product offerings to include portal software that can be accessed by our licensees and delivered to end users using handheld devices such as mobile telephones. Our plan to adapt our products to handheld devices is at a preliminary stage and we believe that we would not offer these products before January 2009, if at all. Currently, we are assessing different opportunities to deliver our product using handheld devices.

We expect this further expansion and development of our existing products over the next twelve months to total approximately $22,000.

3) Acquisition

We believe that growth can, at times, be more cost-effective if achieved by acquisition rather than internal growth and development. Our business plan contemplates that we may acquire other software companies or assets, which may be paid for by debt, shares of our common stock, cash, or a combination of the foregoing. To date, we have not identified any specific targets for acquisition. This is a longer-term strategy that we do not expect to be able to engage in until we have sufficient cash and a stable share price, if ever. We expect that our timeline for engaging in an acquisition would be twelve to eighteen months from the date that our common stock is quoted on a stock quotation service, although we are explicitly not committing to any time schedule for these activities, and management will decide if and when to proceed with an acquisition in light of our performance and external business conditions. Our main priorities remain marketing our existing products to new customers and further expanding the range of products that we offer.  As we have not identified any specific targets for acquisition, we will address this strategy as opportunities present themselves.

Competition

The portal software products industry is occupied by a wide variety of businesses and there are numerous substitutes for the products and services that we offer. We compete with companies that offer do-it-yourself website design software products, website programmers, software developers, online social networking community service providers, and portal software products dedicated to a specific industry.

Our direct competitors consist of companies that sell or license portal software products with customizable modular components. These companies include, but are not limited to,

•

Telligent, which sells the Community Server software package;

•

Sparta Social Networks;

•

Boonex;

•

Communispace;

•

Leverage Software;

•

DZOIC, that sells the Handshakes software package; and

•

Ecreations Software Inc., that sells the BuildACommunity Community Software Suite.

Consistent with our marketing and product development approach, some of our competitors provide one or more software products that are designed to enable their customers to operate a specific type of portal. These niche-oriented competitors include Web Support, which markets online dating portal software products, and AEwebworks, which markets the online dating software package.

The direct competitors that we are aware of are privately held and we do not have access to certain information that would enable us to compare our business with them. Accordingly, it is difficult to determine some aspects of our competitive position. Based on information that is publicly available, we believe that the methods of competition that we use are similar to the methods that most of our direct competitors are using. Like most of our direct competitors, we market ourselves by maintaining a website that describes the features of our product, providing a mechanism to enable customers to order our products and services online, and we bid for key words with search engines to help our company and our products appear prominently in the results of searches made by potential customers. The method that we use to earn revenues also appears to be similar to the method used by most of our direct competitors. This method involves charging low fees for initial setup and ongoing licensing of our basic product and then marketing additional services and products to customers who license a basic product from us. Our fees to provide these additional services and products, including customized programming services and plug-ins, are intended to provide us with a high profit margin.

We offer master licensing agreements with resellers who wish to license our products to their own customers. We are not aware of any competitors marketing their products using master licensing agreements, although this information may not be publicly disclosed. We believe that the master licensing method of marketing our products provides us with a competitive advantage compared to our other direct competitors because under these arrangements our resellers incur the costs of marketing to potential customers and providing customer service on our behalf. The cost of providing the products that are being licensed are primarily fixed and have already been incurred, and resellers may be able to access new niche markets if they have a reputation or specific subject matter expertise that we lack and are viewed favorably by a specific class of potential customers.

We also compete indirectly with businesses that provide products or services customers can use to create a portal but do not offer a licensed software product that is designed specifically for the purpose of creating and operating a portal. The products and services provided by businesses that we compete indirectly with include:

•

web services that provide users with an automated process to build a website using uploaded content without requiring programming knowledge, such as Geocities, operated by Yahoo!, Google’s PageCreator, and services provided by numerous other smaller companies;

•

general online social networking community services that allow users to set up their own interest groups, such as Facebook and MySpace operated by Google;

•

website design software products such as Microsoft’s Frontpage software package and Adobe’s Dreamweaver software package; and

•

software programmers and website consultants.

Portal software products and services may represent only one component of a larger set of the products and services of our smaller competitors. Smaller competitors, such as independent software programmers, often attract customers by directly approaching a personal acquaintance or a potential customer who has an existing relationship with the company or its management, rather than by advertising their services. As such, we face extensive competition that is difficult to identify or quantify. We believe that we have hundreds or thousands of competitors.

Our portal software products currently have fewer features than the products offered by many of our competitors. Because of our relatively limited revenues and cash, compared to our competitors we have less capacity to perform services for our customers or develop new features for our products. We are unable to incur significant upfront cash expenses to market our products and services. Unlike some of our more established competitors, we do not compete for customers by using high value marketing campaigns or building personal relationships with large business customers. We do, however, compete against larger companies because they advertise and provide their products and services to smaller businesses whom we are capable of providing products and services to and therefore represent potential customers.

We believe that the principal competitive factors in our industry are:

•

value of the products and services provided compared to their price;

•

quality of the products and services;

•

capability to generate revenues by producing add-on products and services to existing customers;

•

reputation for services provided to past customers;

•

brand recognition and size of the firm;

•

ability to provide complete, integrated solutions;

•

speed of development and implementation of solutions;

•

effectiveness of sales and marketing efforts; and

•

financial stability.

We believe that we can currently compete favorably with respect to the first three of these factors. However, given our developmental stage of business, small size, and limited scope of operations, we believe that we are currently at a competitive disadvantage relative to more established competitors with respect to the other factors listed above. Established competitors who have greater access to capital and positive cash flow from revenues may be in a better position to capture a share of the available market.

We hope to offset the competitive advantages of our established competitors by providing, at relatively low cost, high quality customer service, innovative ideas, and products that have some customization that makes them more appealing to each specific segment of customers. In addition, our lack of affiliation with a larger company such as Google or Yahoo! means that we are not limited in our choice of technology. We are free to select the software or other technology that suits our own or our customers’ needs. As a result, we may be able to offer products and services that are more innovative or appealing to our customers at a lower cost than our competitors. However, we may not be able to compete successfully against our current or future competitors and competition may have a material adverse effect on our business, results of operations, or financial condition.

Customers

Our target customer base currently consists of entrepreneurs interested in creating a portal to complement an existing business or to operate an online social networking business. Because our product offering is delivered online, we are able to serve customers worldwide. However, in order to minimize the costs of translation and compliance with local laws, we are currently focusing on marketing our product to customers located in the United States of America and Canada, which are the jurisdictions our management is most familiar with.

Since inception until June 26, 2008, we have had non-renewable service contracts with two customers for ancillary services. Two of these customers, Metapoint Technologies Corp. and JOYN Internet Communities, Inc., hired us to provide website layout and web portal design.   We also provided software licensing for JOYN.  As of February 29, 2008, we have received $23,000 in revenues from these two customers.

Despite our main web-based community portal products still being under development, starting in September 2007, we began recognizing short-term revenue for providing dating software websites for 11 small customers. As of February 29, 2008, we have received $26,263 in revenues from these customers in addition to the revenues described above.

Our revenues are evenly supported by our customer base; none of our clients represent major customers as a percentage or dollar amount of total revenues.

Intellectual Property

We do not own any patents or trademarks. We are not licensing any product or service from a third party that is material to our business. Depending upon the particular needs and demands of our clients, we may, in the future, seek patents or copyrights for the intellectual material we produce.

Our business plan contemplates that we will market our products and services in part by entering into master licensing agreements with resellers who wish to license our products to their own customers in return for the reseller paying us a fixed fee or proportion of revenues received from their customers. As of June 26, 2008 we have entered into only one master licensing arrangement. On April 1, 2007, we entered into a Master Software Licensing Agreement with JOYN Internet Communities, Inc. under which JOYN was granted the right to license our online dating system software on thirty websites operated by JOYN’s customers in exchange for a fixed payment of $7,500 for each six-month period commencing May 1, 2007.  This agreement terminated on October 31, 2007 and has not been renewed.

Effect of Existing or Probable Governmental Regulations on Our Business

Numerous laws and regulations apply to commerce on the internet or are of more general application but have an effect on our planned operations. These include laws and regulations with respect to user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security, language use, and the convergence of traditional telecommunications services with internet communications. Due to the increasing popularity of use of the internet by consumers and businesses, it is possible that further laws and regulations with respect to the internet may be adopted at federal, state, provincial, and local levels. There may be additional laws and regulations that will apply to the transaction of business by us that we will need to explore as we enter international markets. We are subject to laws in every jurisdiction in which we conduct business. We are incorporated in the United States. As of June 26, 2008, we maintained an office in the Province of Ontario, Canada and had customers located in Canada, the United States, Spain, and Malaysia. Current and future laws and regulations within and outside of the United States may have a material adverse affect on us and our business.

Employees and Contractors

As of June 26, 2008 we had two employees, consisting solely of our two directors, Jueane Thiessen and Edvard Halupa. Ms. Thiessen who is also our President, Secretary, and Treasurer spends approximately 30 hours per week on services provided to us.  Mr. Halupa who is also our Chief Technology Officer spends approximately 10 hours per week on services provided to us.

We also retain contractors to provide services related to software programming, website hosting, sales, business plan writing, and consulting services as necessary based on the phase of our business plan and available funds.

Our contractors include programmers, website designers, system administrators, business writers, and sales personnel. As of June 26, 2008, our principal contractor has been Euroweb Technologie s.r.o. whom we have agreements with to provide website hosting and system administration services, as well as software programming services.  We also use a commissioned salesperson, Jacques Poulin, to help us with sales. As well as these regular contractors, from time to time we have retained contractors for one-off purposes, such as to compose website text according to the needs of our clients.

We plan to continue using our existing network of contractors to assist us with the ongoing development of our business and to retain the services of additional contractors as needed. We believe that our use of contractors to conduct our day-to-day operations and product and service development enables us to react to customer demands without the need to incur large fixed overhead costs. We therefore believe that the use of contractors will help us to maintain low day-to-day costs of business during our development stage, and we expect to be able to quickly expand our operations as the number and size of our customers increase. We believe that our network of contractors is sufficient to support our current levels of business activity, as well as increased levels of activity.

Reports to Security Holders

The registration statement, including all exhibits, and other materials we file with the Securities and Exchange Commission, may be inspected without charge, and copies of these materials may also be obtained upon the payment of prescribed fees, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We do not currently file periodic reports with the SEC; however, following the effective date of the registration statement relating to this prospectus, we will become a reporting company and will file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. Copies of all of our filings with the SEC may be viewed on the SEC's Internet web site at http://www.sec.gov. We maintain a website at www.portlogicsystems.com. The information on our website does not form a part of this prospectus.

For so long as we are a reporting company, we will be required to file annual reports with the SEC, containing audited financial statements. However, unless we register our common stock under Section 12(g) of the Exchange Act, we will not be required to deliver an annual report containing audited financial statements to security holders. We currently have no plans to register our common stock under Section 12(g) of the Exchange Act. If we are not required to deliver an annual report to security holders, we do not intend to voluntarily deliver annual reports to security holders containing audited financial statements.

DESCRIPTION OF PROPERTY

Our business operations are conducted from our principal executive offices at 100 King St. West, Suite 5700, Toronto, Ontario, M5X 1K7, Canada. On March 14, 2007, we entered into a lease agreement with The Intelligent Office for office space. The lease is for a period of 12 months and rent is in the amount of $160 per month.  We are currently in negotiations to renew our lease agreement for an additional 12 month period which we believe will be under the same terms and conditions.

Because our business model currently relies on retaining diverse contractors to help us develop our products and perform our operations, we believe that we can accommodate growth with little or no requirements for additional capital for infrastructure.

LEGAL PROCEEDINGS

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, no established public trading market exists for our securities. We have issued 34,415,237 shares of common stock since our inception of June 22, 2004.  All of these shares were restricted when issued.  We intend to register 18,135,237 of these shares for sale by the selling security holders.  We have no common equity subject to outstanding purchase options or warrants.

On March 11, 2005, we issued to one of our selling security holders, Edward Hadeed, a convertible debenture due March 10, 2008. The due date on this convertible debenture has been extended on the same terms to March 10, 2010. The principal amount of the convertible debenture is $7,000 which may, at the option of Mr. Hadeed, be converted into up to 140,000 shares of our common stock at a conversion price of $0.05 per share. The shares that the convertible debenture may be converted into are not being registered at this time.

We cannot guarantee that a trading market will ever develop or, if a market does develop, that it will continue.

Holders

As of June 26, 2008, we had approximately 40 holders of record of our common equity.

Dividends

To date we have not paid any dividends on our common stock and do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

PART F/S: INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS (AUDITED) FOR THE YEARS ENDED

    F-2
   MAY 31, 2007 AND 2006, AND THE PERIOD FROM

    JUNE 22, 2004 (INCEPTION) TO MAY 31, 2005

Report of Independent Registered Public Accounting Firm

F-3

Balance Sheets as of May 31, 2007 and 2006

F-4

Statement of Operations for the Years Ended May 31, 2007 and 2006,

F-5

and the Period from June 22, 2004 (Inception) to May 31, 2007

Statement of Changes in Stockholders’ Equity for the Years Ended

F-6

May 31, 2007 and 2006, and for the Period from June 22, 2004

(Inception) to May 31, 2007

Statement of Cash Flows for the Years Ended May 31, 2007 and 2006,

F-7

and for the Period from June 22, 2004 (Inception) to May 31, 2005

Notes to Financial Statements

F-8

INTERIM FINANCIAL STATEMENTS (UNAUDITED) FOR THE

    F-17

   NINE MONTHS ENDED FEBRUARY 29, 2008

Interim Balance Sheets at February 29, 2008 and May 31, 2007

F-18

Unaudited Interim Statements of Operations for the Nine Months Ended February 29, 2008

F-19 and 2007, and from June 22, 2004 (Inception) to February 29, 2008

Unaudited Interim Statement of Changes in Stockholders’ Equity for the Nine Months

F-20

Ended February 29, 2008, and the Period from June 22, 2004

(Inception) to February 29, 2008

Unaudited Interim Statement of Cash Flows for the Nine Months Ended February 29, 2008

F-21

and 2007, and from June 22, 2004 (Inception) to February 29, 2008

Notes to Unaudited Interim Financial Statements

F-22

PORTLOGIC SYSTEMS, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

May 31, 2007, 2006 and 2005

(Amounts expressed in US Dollars)

Report of Independent Registered Public Accounting Firm

DANZIGER HOCHMAN PARTNERS LLP

Chartered Accountants | Advisors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Portlogic Systems, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Portlogic Systems, Inc. (a development stage company) as at May 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for each the two years in the period ended May 1, 2007, and for the period from inception (June 22, 2004) to May 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at May 31, 2007 and 2006, and the results of its operations and its cash flows for each the two years in the period ended May 31, 2007, and for the period from inception (June 22, 2004) to May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered a working capital deficiency, an accumulated deficit and operating cash flow deficit and that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DANZIGER HOCHMAN PARTNERS LLP”

Toronto, Ontario, Canada

October 3, 2007

Chartered Accountants | Advisors

202 Bentworth Ave.

Toronto, ON  M6A 1P8

T 416 730.8050

F 416 730.8382

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
BALANCE SHEETS AS OF MAY 31, 2007 AND 2006
(Amounts expressed in US Dollars)
	May 31, 2007	May 31, 2006
	$	$
ASSETS
Current
Cash and Cash Equivalents	202,332	30,821
Accounts Receivable, net of Allowance for Doubtful Accounts	7,500	-
Prepaid Expenses and Deposits	2,287	-
	212,119	30,821
Long-term
Property and Equipment	4,680	-
Source Code	152,000	152,000
TOTAL ASSETS	$368,799	$182,821

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts Payable & Accrued Liabilities	36,233	10,200
Revenue Received in Advance	6,250	-
Convertible Loan	7,000	7,000
	49,483	17,200

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY
Capital Stock
Common stock ; $0.001 par value; 75,000,000 shares
authorized; 34,386,666 and 33,585,000 issued and outstanding at May 31, 2007 and 2006, respectively	34,386	33,585
Paid in capital	343,314	151,115
Deficit accumulated during the development stage	(58,384)	(19,079)
	319,316	165,621

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	368,799	182,821

The accompanying notes form an integral part of these financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS FOR THE YEARS ENDED MAY 31, 2007 AND 2006,
AND THE PERIOD FROM JUNE 22, 2004 (INCEPTION) TO MAY 31, 2007
(Amounts expressed in US Dollars)
	June 22,2004 (inception)	For the year	For the year
	through	ended	ended
	May 31, 2007	May 31, 2007	May 31,2006
	$	$	$

Revenue	-	-	-
Leasing and consulting fees earned	16,750	16,750	-

Expenses:
Selling and administrative	73,594	54,515	11,954
Depreciation	1,540	1,540	-
	75,134	56,055	11,954

Net Loss for the year / period	(58,384)	(39,305)	(11,954)

Net loss per share for the year
Basic		(0.0012)	(0.0004)
Weighted average number of shares outstanding
Basic		33,675,087	28,210,041

The accompanying notes form an integral part of these financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MAY 31, 2007 AND 2006, AND THE PERIOD FROM JUNE 22, 2004 (INCEPTION) TO MAY 31, 2007
(Amounts expressed in US dollars)
	Common Stock	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficiency)
		$	$	$	$
Balance as of June 22, 2004	-	-	-	-	-
Stock issued in January 2005 for cash @ $0.001 a share	2,950,000	2,950	-		2,950
Stock issued in February 2005 for cash @ $0.002 a share	100,000	100	100		200
Stock issued in May 2005 for cash @ $0.002 a share	1,500,000	1,500	1,500		3,000
Net loss for the period				(7,125)	(7,125)
Balance as of May 31, 2005	4,550,000	4,550	1,600	(7,125)	(975)

Stock issued in July 2005 for cash @ $0.002 a share	25,275,000	25,275	25,275		50,550
Stock issued in September 2005 for cash @ $0.002 a share	1,250,000	1,250	1,250		2,500
Stock issued in October 2005 for software @ $0.05 a share	2,240,000	2,240	109,760		112,000
Stock issued in April 2006 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in May 2006 for cash @ $0.05 a share	240,000	240	11,760		12,000
Net loss for the year				(11,954)	(11,954)
Balance as of May 31, 2006	33,585,000	33,585	151,115	(19,079)	165,621

Stock issued in June 2606 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in July 2006 for cash @ $0.05 a share	10,000	10	490		500
Stock issued in December 2006 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in February 2007 for cash @ $0.15 a share	133,333	133	19,867		20,000
Stock issued in May 2007 for cash @ $0.20 a share	100,000	100	19,900		20,000
Stock issued in May 2007 for cash @ $0.30 a share	498,333	498	149,002		149,500
Net loss for the year				(39,305)	(39,305)
Balance as of May 31, 2007	34,386,666	34,386	343,314	(58,384)	319,316

The accompanying notes form an integral part of these financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS FOR THE YEARS ENDED MAY 31, 2007 AND 2006,
AND THE PERIOD FROM JUNE 22, 2004 (INCEPTION) TO MAY 31 2007
(Amounts expressed in US Dollars)
	June 22, 2004 (inception) through May 31, 2007	For the year ended May 31, 2007	For the year ended May 31, 2006
	$	$	$
Cash Flows from Operating Activities
Net Loss	(58,384)	(39,305)	(11,954)
Adjustments made to reconcile net loss to net cash from operating activities
Depreciation	1,540	1,540	-
Changes in operating assets and liabilities
Increase in accounts receivable	(7,500)	(7,500)
Increase in prepaid expenses & deposits	(2,287)	(2,287)
Increase in revenue received in advance	6,250	6,250
Increase in accounts payable and accrued liabilities	36,233	26,033	7.600
Cash flows used in operating activities	(24,148)	(15,269)	(4,354)

Cash Flows from Investing Activities
Purchase of property and equipment	(6,220)	(6,220)	-
Purchase of source code	(40,000)		(40,000)
Purchase of source code with share issuance	(112,000)	-	(112,000)
Cash flows used in investing activities	(46,220)	(6,220)	(40,000)

Cash Flows from Financing Activities
Proceeds from issuance of convertible loan	7,000	-	-
Proceeds from issuance of common stock	265,700	193,000	66,550
Cash flows provided by financing activities	272,700	193,000	66,550
Increase in cash and cash equivalents	202,332	171,511	22,196
Cash and cash equivalents, beginning of year / period	-	30,821	8,625
Cash and cash equivalents, end of year / period	202,332	202,332	30,821

Supplemental Cash Flow Information
Acquisition of source code upon issuance of common stock	$112,000	-	$112,000

The accompanying notes form an integral part of these financial statements.

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Portlogic Systems, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on June 22, 2004.

Portlogic Systems Inc. is a Toronto, Canada-based development stage company that creates and licenses online interactive community portal software systems. The Company has developed and is in the process of developing a series of web-based community portal products. Although the online community portal industry is a highly competitive marketplace, it is also in its growth phase.

One of the Company’s target markets is recreational and community websites. The Company will also target individuals and entities looking for turnkey websites. In addition, the Company also considers there to be considerable potential for plug-ins and turnkey solutions for entrepreneurs who wish to meet the growing demand for mobile Internet applications.

The Company’s initial operations include: capital formation; organization; website construction; target market identification; research costs; promotional materials costs; and marketing planning.

All of the Company’s operations and assets are located in Canada.

NOTE 2.   GOING CONCERN

The accompanying financial statements are presented on a going concern basis which contemplates the realization of assets and discharge of obligations in the normal course of business as they come due.  No adjustments have been made to assets or liabilities in these financial statements should the Company not be able to continue normal business operations.

The Company has incurred losses for several years and, during 2007, the Company utilized $15,269 (2006 - $4,354) (2005 - $4,525) of cash in operations. At May 31, 2007, the Company reported a deficit of $58,384 and continues to expend cash amounts that exceed revenues.  These conditions cast substantial doubt on the ability of the Company to continue in business and meet its obligations as they come due. Management is considering various alternatives and is pursuing additional capital resources. Nevertheless, there can be no assurance that these initiatives if undertaken will be successful.

The Company is in the development stage and is in the process of developing a series of web-based community portal products as well as a series of off-the-shelf template based websites.  These products are still under development with commercial usage expected in the future.  The Company’s continuance as a going concern is dependent on the commercialization of one or more of the Company’s products and the achievement of profitable operations as well as the success of the Company in raising additional long-term financing through debt or equity offerings.  In the event that the Company is not successful in these efforts, the assets may not be realized or liabilities discharged at their carrying amounts, and differences from the carrying amounts reported in these financial statements could be material.

Management believes that the Company’s cash assets of $202,332 are sufficient to cover the expenses that the Company will incur during the next twelve months.  However, the Company’s revenues generated during the year and to date, have been from ancillary services and there is no guarantee that these sources can continue contributing to generate sufficient cash to fund the ongoing development of the Company’s main product:  web-based community portals.

NOTE 3.   SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Financial statement items subject to significant judgment include the expected life of property and equipment and source code, the net realizable value of accounts receivable, expense accruals, as well as income taxes and loss contingencies. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash equivalents comprise highly liquid instruments with a maturity of three months or less when purchased.  As of May 31, 2007, cash equivalents amounted to $Nil (2006- $Nil).

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is provided using the straight-line method over the assets’ estimated useful lives (three years for computer hardware and two years for computer software).

Asset Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows that are expected to result from the use of the asset and its eventual disposition.

Source Code

The Company has capitalized the costs of acquiring computer source code in accordance with the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”  At each reporting period end, the Company analyzes the realizability of its recorded software assets under the provisions of that statement.  An impairment loss would be recognized when and to the extent that the carrying amount of the software exceeds the estimated undiscounted future cash flows that are expected to result from the use of the asset and its eventual disposition.  Since the source code is still being used for development, no impairment loss has been recognized.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs amounted to $Nil for the years ended May 31, 2006 and 2007 and the period from June 22, 2004 (inception) to May 31, 2007.

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101,"Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Services revenues are generally recognized at the time of performance.   Revenues billed in advance under contracts are deferred and recognized over the corresponding service periods.

To date, the Company derived ancillary revenue during the fiscal year by providing website layout and web portal design services, as well as software licensing, despite its main web-based community portal products still being under development.

Foreign Currency Translation

The Company maintains its accounting records in U.S. dollars, which is its functional and reporting currency.  At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

Income Taxes

The Company accounts for its income taxes in accordance with SFAS No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

Earnings (Loss) per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of the conversion feature of the Company’s long-term debt to purchase common shares would have an anti-dilutive effect.

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and the display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income would be displayed in the statement of shareholders' equity and in the balance sheet as a component of shareholders' equity.

Financial Instruments and Risk Concentrations

The Company’s financial instruments comprise cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and convertible loan.  Unless otherwise indicated, the fair value of financial assets and financial liabilities approximate their recorded values due to their short-terms to maturity. The Company determines the fair value of its long-term financial instruments based on quoted market values or discounted cash flow analyses.

Financial instruments that may potentially subject the Company to concentrations of credit risk comprise primarily cash and cash equivalents and accounts receivable.  Cash and cash equivalents comprise deposits with major commercial banks and/or checking account balances.  With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Allowances are maintained for potential credit losses consistent with the credit risk of specific customers and other information.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or currency risks in respect of its financial instruments.

Leases

Leases entered into by the Company as a lessee are classified as capital or operating leases.  Leases that transfer substantially the entire risks and benefits incidental to ownership are classified as capital leases.  At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the asset’s fair market value at the beginning of each lease.  Rental payments under operating leases are expensed as incurred.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140."  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with retroactive application   The Company has adopted these standards, which did not have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005.

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Recent Accounting Pronouncements (cont’d)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140."  SFAS 156 is effective for the first fiscal year beginning after September 15, 2006, with prospective application.  The Company has adopted these standards, which did not have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal year ended May 31, 2007.

In June 2606, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, “Accounting for Income Taxes,” on the uncertainty in income taxes recognized in an enterprise’s financial statements.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with retrospective application.  Earlier adoption is encouraged.   FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  Management does not expect the adoption of this statement to have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.  SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material.  SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years.  It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial.  Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”  SAB No. 108 is effective for fiscal years ending after November 15, 2006.   Management does not expect the adoption of SAB No. 108 to have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005.

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Recent Accounting Pronouncements (cont’d)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.  Management does not expect the adoption of this statement to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This statement requires employers to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. Management does not expect the adoption of this statement to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115."  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements."  Management does not expect the adoption of this statement to have a material effect on the Company's future reported financial position or results of operations.

NOTE 4.   PROPERTY AND EQUIPMENT

Property and Equipment – May 31, 2007	Cost	Accumulated Depreciation	Net book value
	$	$	$
Computer hardware	3,970	1,103	2,867
Computer software	2,250	437	1,813
	$6,220	$1,540	$4,680

The Company did not own property or equipment as of May 31, 2006.

NOTE 5.   SOURCE CODE

Source Code – May 31, 2007 and 2006	Cost	Accumulated Depreciation	Net book value
	$	$	$
Internet dating portal software – purchased with cash	40,000	-	40,00
Internet dating portal software – purchased with shares issuance	112,000	-	112,000
	$152,000	-	$152,000

On October 31, 2005, the Company entered into an asset purchase agreement with JOYN Internet Communities, Inc. (“Joyn”) to acquire Internet dating software that Joyn had developed, including all rights to use and license the software. In consideration, the Company issued 2,240,000 restricted common stock and paid $40,000, cash.  The stock-based portion of the issuance, according to the terms of the agreement, has been valued at $112,000, or $0.05 cents per share.

The Company did not capitalize any additional source code software for the fiscal year ending May 31, 2007.

NOTE 6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	May 31, 2007	May 31, 2006
	$	$
HSBC Credit Card	2,333	-
Bookkeeping and Accounting	5,000	1,500
Audit	17,500	6,000
Consulting	10,500	2,300
Other	900	400
	$36,233	$10,200

NOTE 7.   LONG-TERM DEBT

Long-term debt comprises a convertible debenture, issued March 11, 2005.  The debenture is unsecured, matures March 10, 2008 and bears interest at a rate of 10% per annum.  The instrument is convertible at the option of the holder into common shares of the Company at a rate of $0.05 per share, and may be redeemed at any time prior to maturity at the option of the holder should certain conditions prevail.  The holder of the debenture has signed agreements waiving interest accrued from March 11, 2005 through to March 10, 2006 and from March 11, 2006 through to March 10, 2007. The debenture balance is presented as a current liability in the comparative financial statements due to its redemption feature.

NOTE 8.  INCOME TAXES

A reconciliation of combined federal and provincial corporate income taxes at the Company’s effective tax rate of 36% (2006 – 36%) is approximately as follows:

	May 31, 2007	May 31, 2006
	$	$
Loss before income taxes	39,000	12,000
Income taxes at statutory rates	14,000	4,000
Less: Valuation allowance	(14,000)	(4,000)
Net deferred tax assets	Nil	Nil

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

The Company has non-capital losses of approximately $58,000 available to reduce future income taxes.  The non-capital losses expire approximately as follows:

2015	$7,000
2026	$12,000
2027	$39,000
Balance as of May 31, 2007	$58,000

NOTE 9.   COMMITMENTS AND RELATED PARTY TRANSACTIONS

A)  On May 1, 2007, an Independent Contractor Agreement was entered into under which compensation of $3,000 (2006 - $ Nil) per month be paid to perform services as the Company’s Treasurer for a minimum of 30 hours per week for a period of six (6) months.

B)  On May 1, 2007, the Company entered into an Independent Contractor agreement with the President of the Company, for managing and directing daily operations of the Company pursuant to the directives of the Board of Directors for a monthly fee of $ 1,000 for a period of six months.

The above transaction was in the normal course of operations and are recorded at the value agreed to by the related party.

C)  On March 1, 2006, the Company entered into a business consulting agreement with an independent contractor.  The fees payable to the consultant for provision of the services was $25 per hour payable within thirty (30) days following receipt of an invoice from the consultant setting out the numbers of hours of service performed.  The term of this contract is for a period of six (6) months. On September 1, 2006, this agreement was renewed for a further twelve (12) months at an increased hourly rate of $100 per hour.

D)  Services in respect of the leasing and consulting fees earned by the Company in fiscal 2007 were provided to the Company at no charge by the President and by a shareholder of the Company.

NOTE 10.  AUTHORIZED CAPITAL

On October 11, 2005, the Company filed articles of amendment changing its authorized capital from 7,500,000 common shares with a par value of $0.001 per share to 75,000,000 common shares with a par value of $0.001 per share. All share and per share information presented in the accompanying financial statements has been retroactively adjusted to reflect this change.

PORTLOGIC SYSTEMS, INC.

(A Development Stage Company)

INTERIM FINANCIAL STATEMENTS

(Unaudited) February 29, 2008

(Amounts expressed in US Dollars)

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
UNAUDITED INTERIM BALANCE SHEETS AT FEBRUARY 29, 2008 AND MAY 31, 2007
(Amounts Expressed in US Dollars)
	February 29, 2008	May 31, 2007

ASSETS	$	$
Current
Cash and Cash Equivalents	80,175	202,332
Accounts Receivable, net of Allowance for Doubtful Accounts	-	7,500
Prepaid Expenses and Deposits	7,510	2,287
	87,685	212,119
Long-term
Property and Equipment	4,526	4,680
Source Code	152,000	152,000
TOTAL ASSETS	244,211	368,799

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts Payable & Accrued Liabilities	22,303	36,233
Revenue Received in Advance	-	6,250
Convertible Loan	7,000	7,000
	29,303	49,483

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Capital Stock
Common stock ; $0.001 par value; 75,000,000 shares
authorized; 34,415,237 and 34,386,666 issued and outstanding at Feb 29, 2008 and May 31, 2007, respectively	34,415	34,386
Paid in capital	353,285	343,314
Deficit accumulated during development stage	(172,792)	(58,384)
	214,908	319,316

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	244,211	368,799

The accompanying notes form an integral part of these unaudited interim financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
UNAUDITED INTERIM STATEMENTS OF OPERATIONS FOR THE NINE MONTHS
ENDED FEBRUARY 29, 2008 AND 2007, AND FROM JUNE 22, 2004 (INCEPTION) TO FEBRUARY 29, 2008
(Amounts expressed in US Dollars)

	June 22, 2004 (inception) through February 29, 2008	For the Nine Months		For the Three Months
		Ended February 29		Ended February 29
		2008	2007	2008	2007
	$	$	$	$	$
Revenue	26,263	26,263	-	11,496	-
Leasing and consulting fees earned	23,000	6,250	-	-	-
Cost of goods sold	(20,400)	(20,400)	-	(10,100)	-

Expenses:
Selling and administrative	(197,529)	(123,935)	(31,549)	(48,184)	(12,639)
Amortization	(4,126)	(2,586)	(1,038)	(861)	(503)
	(201,655)	(126,521)	(32,587)	(49,045)	(13,142)

Net Loss for the Period	(172,792)	(114,408)	(32,587)	(47,649)	(13,142)

Net loss per share for the period
Basic		(0.00333)	(.00097)	(.00138)	(.00039)
Weighted average number of shares outstanding
Basic		34,391,795	33,671,073	34,391,795	33,671,073

The accompanying notes form an integral part of these unaudited interim financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
UNAUDITED INTERIM STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED FEBRUARY 29, 2008, AND THE PERIOD FROM JUNE 22, 2004 (INCEPTION) TO FEBRUARY 29, 2008
(Amounts expressed in US dollars)
	Common Stock	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficiency)
		$	$	$	$
Balance as of June 22, 2004	-	-	-	-	-
Stock issued in January 2005 for cash @ $0.001 a share	2,950,000	2,950	-		2,950
Stock issued in February 2005 for cash @ $0.002 a share	100,000	100	100		200
Stock issued in May 2005 for cash @ $0.002 a share	1,500,000	1,500	1,500		3,000
Net loss for the period				(7,125)	(7,125)
Balance as of May 31, 2005 (Audited)	4,550,000	4,550	1,600	(7,125)	(975)

Stock issued in July 2005 for cash @ $0.002 a share	25,275,000	25,275	25,275		50,550
Stock issued in September 2005 for cash @ $0.002 a share	1,250,000	1,250	1,250		2,500
Stock issued in October 2005 for software @ $0.05 a share	2,240,000	2,240	109,760		112,000
Stock issued in April 2006 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in May 2006 for cash @ $0.05 a share	240,000	240	11,760		12,000
Net loss for the year				(11,954)	(11,954)
Balance as of May 31, 2006 (Audited)	33,585,000	33,585	151,115	(19,079)	165,621

Stock issued in June 2606 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in July 2006 for cash @ $0.05 a share	10,000	10	490		500
Stock issued in December 2006 for cash @ $0.05 a share	30,000	30	1,470		1,500
Stock issued in February 2007 for cash @ $0.15 a share	133,333	133	19,867		20,000
Stock issued in May 2007 for cash @ $0.20 a share	100,000	100	19,900		20,000
Stock issued in May 2007 for cash @ $0.30 a share	498,333	498	149,002		149,500
Net loss for the year				(39,305)	(39,305)
Balance as of May 31, 2007 (Audited)	34,386,666	34,386	343,314	(58,384)	319,316

Stock issued in January 2008 for cash @ $0.35 a share	28,571	29	9,971		10,000
Net loss from June 1, 2007 to February 29, 2008				(114,408)	(114,408)
Balance as of February 29, 2008	34,415,237	34,415	353,285	(172,792)	214,908

The accompanying notes form an integral part of these unaudited interim financial statements.

PORTLOGIC SYSTEMS, INC.
(A Development Stage Company)
UNAUDITED INTERIM STATEMENT OF CASH FLOWS FOR THE NINE MONTHS
ENDED FEBRUARY 29, 2008 AND 2007, AND THE PERIOD FROM
JUNE 22, 2004 (INCEPTION) TO FEBRUARY 29, 2008
(Amounts expressed in US Dollars)
	June 22, 2004 (inception) through February 29, 2008	For the Nine Months ended February 29, 2008	For the Nine Months ended February 29, 2007
	$	$	$
Cash Flows from Operating Activities
Net Loss	(172,792)	(114,408)	(32,587)
Adjustments made to reconcile net loss to net cash from operating activities
Depreciation	4,126	2,586	1,038
Changes in operating assets and liabilities
Increase in accounts receivable	-	7,500	-
Increase in prepaid expenses & deposits	(7,510)	(5,223)	-
Increase in revenue received in advance	-	(6,250)	-
Increase in accounts payable & accruals	22,303	(13,930)	9,000
Cash flows used in operating activities	(153,873)	(129,725)	(22,549)

Cash Flows from Investing Activities
Purchase of property and equipment	(8,652)	(2,432)	(6,220)
Purchase of source code	(40,000)	-	-
Cash flows used in investing activities	(48,652)	(2,432)	(6,220)

Cash Flows from Financing Activities
Proceeds from issuance of convertible loan	7,000	-	-
Proceeds from issuance of common stock	275,700	10,000	27,000
Cash flows provided by financing activities	282,700	10,000	27,000
Increase in cash and cash equivalents	80,175	(122,157)	(1,769)
Cash and cash equivalents, beginning of period	-	202,332	27,821
Cash and cash equivalents, end of period	80,175	80,175	26,052

Supplemental Cash Flow Information
Acquisition of source code upon issuance of common stock	$112,000	-	-

The accompanying notes form an integral part of these unaudited interim financial statements.

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Portlogic Systems, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on June 22, 2004.

One of the Company’s target markets is recreational and community websites. The Company intends to target individuals and entities looking for turnkey websites. In addition, the Company also considers there to be considerable potential for plug-ins and turnkey solutions for entrepreneurs who wish to meet the growing demand for mobile Internet applications.

The Company’s initial operations include: capital formation; organization; website construction; target market identification; research costs; promotional materials costs; and marketing planning.

All of the Company’s operations and assets are located in Canada.

NOTE 2.   GOING CONCERN

The accompanying financial statements are presented on a going concern basis which contemplates the realization of assets and discharge of obligations in the normal course of business as they come due.  No adjustments have been made to assets or liabilities in these financial statements should the Company not be able to continue normal business operations.

The Company has incurred losses for several years and, during 2007, the Company utilized $15,269 (2006 - $4,354) (2005 - $4,525) of cash in operations.  For the period from June 1, 2007 through February 29, 2008, $129,725 of cash was utilized for operations.  At February 29, 2008, the Company reported a deficit of $172,792 and continues to expend cash amounts that exceed revenues.  These conditions cast substantial doubt on the ability of the Company to continue in business and meet its obligations as they come due.  Management is considering various alternatives and is pursuing additional capital resources.  Nevertheless, there can be no assurance that these initiatives if undertaken will be successful.

The Company is in the development stage and is in the process of developing a series of web-based community portal products as well as a series of off-the-shelf template based websites.  These products are still under development with commercial usage expected in the future.  The Company’s continuance as a going concern is dependent on the commercialization of one or more of the Company’s products and the achievement of profitable operations as well as the success of the Company in raising additional long-term financing through debt or equity offerings.  In the event that the Company is not successful in these efforts, the assets may not be realized or liabilities discharged at their carrying amounts, and differences from the carrying amounts reported in these financial statements could be material.

Portlogic Systems Inc. is a Toronto, Canada-based development stage company that creates and licenses online interactive community portal software systems. The Company has developed and is in the process of developing a series of web-based community portal products. Although the online community portal industry is a highly competitive marketplace, it is also in its growth phase.

Management believes that the Company’s cash assets of $80,175 are sufficient to cover the expenses that the Company will incur during the next twelve months.  However, the Company’s revenues generated during the year and to date have been from ancillary services and there is no guarantee that these sources will continue contributing to generate sufficient cash to fund the ongoing development of the Company’s main product: web-based community portals.

NOTE 3.   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) for interim financial statements, and present the interim financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of the Company.  Therefore, they do not include all of the information and footnotes required by GAAP in the United States for complete financial statements. The financial statements should be read in conjunction with the annual financial statements for the year ended May 31, 2007.

The interim financial information is unaudited.  In the opinion of management, all adjustments necessary to present fairly the financial position as of February 29, 2008 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements.  All such adjustments are of normal and recurring nature.  Interim results are not necessarily indicative of results of operations for the full year.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Financial statement items subject to significant judgment include the expected life of property and equipment and source code, the net realizable value of accounts receivable, expense accruals, as well as income taxes and loss contingencies.  Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash equivalents comprise highly liquid instruments with a maturity of three months or less when purchased.  As of February 29, 2008, cash equivalents amounted to $Nil (May 31, 2007- $Nil).

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is provided using the straight-line method over the assets’ estimated useful lives (three years for computer hardware and two years for computer software).

Asset Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows that are expected to result from the use of the asset and its eventual disposition.

Source Code

The Company has capitalized the costs of acquiring computer source code in accordance with the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”  At each reporting period end, the Company analyzes the realizability of its recorded software assets under the provisions of that statement.  An impairment loss would be recognized when and to the extent that the carrying

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont’d)

Source Code (cont’d)

amount of the software exceeds the estimated undiscounted future cash flows that are expected to result from the use of the asset and its eventual disposition.  Since the source code is still being used for development, no impairment loss has been recognized.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs amounted to $Nil for the years ended May 31, 2006 and 2007 and the period from June 22, 2004 (inception) to February 29, 2008.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101,"Revenue Recognition in Financial Statements" ("SAB 101"), as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Service revenues are generally recognized at the time of performance.   Revenues billed in advance under contracts are deferred and recognized over the corresponding service periods.

To date, the Company has derived ancillary revenue during the fiscal year ending May 31, 2007 by providing website layout and web portal design services, as well as software licensing.  Despite its main web-based community portal products still being under development, some revenues were realized, starting mostly in September 2007, for providing dating software websites.

Foreign Currency Translation

The Company maintains its accounting records in U.S. dollars, which is its functional and reporting currency.  At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

Income Taxes

The Company accounts for its income taxes in accordance with SFAS No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont’d)

Earnings (Loss) per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares would have an anti-dilutive effect.

Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and the display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income would be displayed in the statement of shareholders' equity and in the balance sheet as a component of shareholders' equity.

Financial Instruments and Risk Concentrations

The Company’s financial instruments comprise cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and convertible loan.  Unless otherwise indicated, the fair value of financial assets and financial liabilities approximate their recorded values due to their short-terms to maturity. The Company determines the fair value of its long-term financial instruments based on quoted market values or discounted cash flow analyses.

Financial instruments that may potentially subject the Company to concentrations of credit risk comprise primarily cash and cash equivalents and accounts receivable.  Cash and cash equivalents comprise deposits with major commercial banks and/or checking account balances.  With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Allowances are maintained for potential credit losses consistent with the credit risk of specific customers and other information.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or currency risks in respect of its financial instruments.

Leases

Leases entered into by the Company as a lessee are classified as capital or operating leases.  Leases that transfer substantially the entire risks and benefits incidental to ownership are classified as capital leases.  At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the asset’s fair market value at the beginning of each lease.  Rental payments under operating leases are expensed as incurred.

NOTE 3.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont’d)

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140."  SFAS 156 is effective for the first fiscal year beginning after September 15, 2006, with prospective application.  The Company has adopted these standards, which did not have a material effect on the presentation of the Company’s results of operations or financial position for the period from June 1, 2007 to February 29, 2008 and is not expected to have an effect on the Company’s 2008 year end.

In June 2606, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, “Accounting for Income Taxes,” on the uncertainty in income taxes recognized in an enterprise’s financial statements.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with retrospective application.  Earlier adoption is encouraged.   FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has adopted these standards, which did not have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005, or the period from June 1, 2007 to February 29, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.  SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material.  SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years.  It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial.  Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”  SAB No. 108 is effective for fiscal years ending after November 15, 2006.    The Company has adopted these standards, which did not have a material effect on the presentation of the Company’s results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005, or the period from June 1, 2007 to February 29, 2008.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.  Management does not expect the adoption of this statement to have a material effect on the Company's future reported financial position or results of operations.

NOTE 3.   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont’d)

Recent Accounting Pronouncements (cont’d)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115."  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements." Management does not expect the adoption of this statement to have a material effect on the Company's future reported financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141R”), replacing SFAS No. 141, Business Combinations (“SFAS No. 141”).  This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This Statement clarifies that acquirers will be required to expense costs related to any acquisitions.  SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after fiscal years beginning December 15, 2008.  Early adoption is prohibited.  The Company has not yet evaluated the impact, if any, that SFAS No. 141(R) will have on its financial statements.  Determination of the ultimate effect of this pronouncement will depend on the Company’s structure at the date of adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS No. 160”).  SFAS No.160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity.  The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement.  SFAS No.160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date.  SFAS No.160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No.160 is effective for fiscal years beginning on or after December 15, 2008, with retrospective presentation and disclosure for all periods presented.  Early adoption is prohibited.  The Company currently has no entities or arrangements that will be affected by the adoption of SFAS No. 160.  However, determination of the ultimate effect of this pronouncement will depend on the Company’s structure at the date of adoption.

NOTE 4.   PROPERTY AND EQUIPMENT

Property and Equipment – February 29, 2008	Cost	Accumulated Depreciation	Net book value
	$	$	$
Computer hardware	5,291	2,352	2,939
Computer software	3,361	1,774	1,587
	$8,652	$4,126	$4,526

Property and Equipment – May 31, 2007	Cost	Accumulated Depreciation	Net book value
	$	$	$
Computer hardware	3,970	1,103	2,867
Computer software	2,250	437	1,813
	$6,220	$1,540	$4,680

NOTE 5.   SOURCE CODE

Source Code – February 29, 2008, May 31, 2007 and 2006	Cost	Accumulated Depreciation	Net book value
	$	$	$
Internet dating portal software – purchased with cash	40,000	-	40,000
Internet dating portal software – purchased with share issuance	112,000	-	112,000
	$152,000	-	$152,000

On October 31, 2005, the Company entered into an asset purchase agreement with JOYN Internet Communities, Inc. (“Joyn”) to acquire Internet dating software that Joyn had developed, including all rights to use and license the software.  In consideration, the Company issued 2,240,000 restricted common stock and paid $40,000, cash.  The stock-based portion of the issuance, according to the terms of the agreement, has been valued at $112,000, or $0.05 cents per share.

The Company did not capitalize any additional source code software for the period ending February 29, 2008.

NOTE 6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	February 29, 2008	May 31, 2007
	$	$
HSBC Credit Card	1,358	2,333
Bookkeeping and Accounting	5,000	5,000
Audit	14,345	17,500
Consulting	-	10,500
Other	1,600	900
	$22,303	$36,233

NOTE 7.   LONG-TERM DEBT

Long-term debt comprises a convertible debenture, issued March 11, 2005.  The debenture is unsecured, matures March 10, 2008 and bears interest at a rate of 10% per annum.  The instrument is convertible at the option of the holder into common shares of the Company at a rate of $0.05 per share, and may be redeemed at any time prior to maturity at the option of the holder should certain conditions prevail.  The holder of the debenture has signed agreements waiving interest accrued from March 11, 2005 through to March 10, 2006 and from March 11, 2006 through to March 10, 2007.  The debenture balance is presented as a current liability in the comparative financial statements due to its redemption feature.

NOTE 8.  INCOME TAXES

A reconciliation of combined federal and provincial corporate income taxes at the Company’s effective tax rate of 36% is approximately as follows:

	February 29, 2008	May 31, 2007
	$	$
Loss before income taxes	114,000	39,000
Income taxes at statutory rates	41,000	14,000
Less: Valuation allowance	(41,000)	(14,000)
Net deferred tax assets	Nil	Nil

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

The Company has non-capital losses of approximately $172,000 available to reduce future income taxes.  The non-capital losses expire approximately as follows:

2015	$7,000
2026	$12,000
2027	$39,000
2028	$114,000

Balance as of February 29, 2008	$172,000

NOTE 9.   COMMITMENTS AND RELATED PARTY TRANSACTIONS

A)  On January 31, 2008, the Company entered into an Independent Contractor Agreement under which compensation of $3,000 per month be paid to perform services as the Company’s Treasurer for a period of six (6)months beginning February 1, 2008.

The above transaction was in the normal course of operations and was recorded at the value agreed to by the related party.

NOTE 9.   COMMITMENTS AND RELATED PARTY TRANSACTIONS (cont’d)

B)  On March 1, 2006, the Company entered into a business consulting agreement with an independent contractor. The fees payable to the consultant for provision of the services was $25 per hour payable within thirty (30) days following receipt of an invoice from the consultant setting out the numbers of hours of service performed. The term of this contract is for a period of six (6) months. On September 1, 2006, this agreement was renewed for a further twelve (12) months at an increased hourly rate of $100 per hour.

C)  Services in respect of the leasing and consulting fees earned by the Company in fiscal 2007 were provided to the Company at no charge by the President and by a shareholder of the Company.

D)  On September 1, 2007, the Company entered into a web hosting and system administration service agreement with an independent third party. The term of the contract is for a period of six (6) months, except if either party provides written notice of renewal prior to termination in which case the term shall be extended for 12 months. The Company must pay a monthly fee of $1,200 for ongoing maintenance and troubleshooting. A software programming agreement was also entered into with the same independent third party under the same terms to provide programming services at pre-determined hourly rates.

NOTE 10.  AUTHORIZED CAPITAL

On October 11, 2005, the Company filed articles of amendment changing its authorized capital from 7,500,000 common shares with a par value of $0.001 per share to 75,000,000 common shares with a par value of $0.001 per share.  All share and per share information presented in the accompanying financial statements has been retroactively adjusted to reflect this change.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Introduction

The following is a discussion of our financial condition and results of operations. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. The following should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

Overview

We incorporated on June 22, 2004 as Portlogic Systems Inc. under the laws of the State of Nevada. We are currently in the development stage and our business comprises developing and licensing portal software products and related services. We have developed a product that we license to our customers to enable them to operate their own online social networking portal without requiring any technical programming or website design skills. We are developing three additional other software products which are each being designed to allow customers in other industries to operate portals. The intended customer markets for these products under development are professional service providers, online content publishers, as well as personal consumers interesting in utilizing online community software aimed at families. Currently, our primary target market consists of entrepreneurs in the United States and Canada who wish to operate online social networking businesses. We have a financial year end of May 31.

Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses, bad debt, investments, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. We consider the following accounting policies to be critical because the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change or because the impact of the estimates and assumptions on financial condition or operating performance is material.

Cash and Cash Equivalents

Our cash equivalents are comprised of highly liquid instruments with a maturity of three months or less when purchased.  As of February 29, 2008 and May 31, 2007, our cash equivalents amounted to $0.

Source Code

We have capitalized the costs of acquiring computer source code in accordance with the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”  At each reporting period end, we analyze the realizability of our recorded software assets under the provisions of that statement.  We recognize an impairment loss when and to the extent that the carrying amount of the software exceeds the estimated undiscounted future cash flows that are expected to result from the use of the asset and its eventual disposition.  Since the source code is still being used for development, we have not recognized any impairment loss to date.

Revenue Recognition

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101,"Revenue Recognition in Financial Statements" ("SAB 101"), as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

We recognize service revenues at the time of performance.   Revenues billed in advance under contracts are deferred and recognized over the corresponding service periods.

To date, we have derived ancillary revenue during the fiscal year ended May 31, 2007 by providing website layout and web portal design services, as well as software licensing.  Despite our main web-based community portal products still being under development, we realized some revenues, starting mostly in September 2007, for providing dating software websites.

Foreign Currency Translation

We maintain our accounting records in U.S. dollars, which is our functional and reporting currency.  At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, we translate monetary assets and liabilities into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140."  SFAS 156 is effective for the first fiscal year beginning after September 15, 2006, with prospective application.  We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the period from June 1, 2007 to February 29, 2008 and is not expected to have an effect on our May 31, 2008 year end.

In June 2606, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, “Accounting for Income Taxes,” on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with retrospective application. Earlier adoption is encouraged.   FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005, or the period from June 1, 2007 to February 29, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.  SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material.  SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years.  It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial.  Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”  SAB No. 108 is effective for fiscal years ending after November 15, 2006.    We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the fiscal years/period ended May 31, 2007, 2006 and 2005, or the period from June 1, 2007 to February 29, 2008.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.  Management does not expect the adoption of this statement to have a material effect on our future reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115."  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements."  Management does not expect the adoption of this statement to have a material effect on our future reported financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141R”), replacing SFAS No. 141, Business Combinations (“SFAS No. 141”).  This statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This statement clarifies that acquirers will be required to expense costs related to any acquisitions.  SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after fiscal years beginning December 15, 2008.  Early adoption is prohibited.  Management has not yet evaluated the impact, if any, that SFAS No. 141(R) will have on our financial statements.  Determination of the ultimate effect of this pronouncement will depend on our structure at the date of adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS No. 160”).  SFAS No.160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No.160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No.160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No.160 is effective for fiscal years beginning on or after December 15, 2008, with retrospective presentation and disclosure for all periods presented. Early adoption is prohibited. We currently have no entities or arrangements that will be affected by the adoption of SFAS No. 160. However, determination of the ultimate effect of this pronouncement will depend on our structure at the date of adoption.

Results of Operations

COMPARISON OF RESULTS FOR THE YEARS ENDED MAY 31, 2007 and MAY 31, 2006

Revenue

For the fiscal year ended May 31, 2007, we recognized $16,750 in ancillary revenue by providing website layout and web portal design services, as well as software licensing, despite our main web-based community portal products still being under development. For the fiscal year ended May 31, 2006, we generated no revenues.

Cost of Goods Sold

We did not incur cost of goods sold for the fiscal year ended May 31, 2007 as the work completed to earn the ancillary revenue was provided in-house.  Since we did not generate any revenue for the fiscal year ended May 31, 2006, cost of goods sold was not incurred.

Expenses

During the fiscal year ended May 31, 2007, we incurred total expenses of $56,055 comprised of selling and administrative expense of $54,515 and depreciation of $1,540; compared with total expenses of $11,954 for the same period in 2006. There was no depreciation expense for the fiscal year ended May 31, 2006.  The largest expense for both years pertained to business consulting. However, during the fiscal year ended May 31, 2007, $33,500 in business consulting expenses were incurred, as compared to $6,300 during the prior year ended May 31, 2006.

Net Income/Loss

During the fiscal year ended May 31, 2007, we incurred a net loss of $39,305 compared with a net loss of $11,954 for the fiscal year ended May 31, 2006. Our expenses for the year ended May 31, 2007 were higher than the previous fiscal year primarily due to our increased operations and expenses.

COMPARISON OF RESULTS FOR THE PERIOD ENDED FEBRUARY 29, 2008 and FEBRUARY 28, 2007

Revenue

During the nine months ended February 29, 2008, despite our main web-based community portal products still being under development, we realized revenues starting in September 2007, for providing dating software websites of $26,263. In addition, we recognized $6,250 in ancillary revenues for software licensing. For the nine months ended February 28, 2007, we generated no revenues.

Cost of Goods Sold

During the nine months ended February 29, 2008, we incurred $20,400 in cost of goods sold expense for providing dating software websites to our clients.  Since we did not generate any revenues for the nine months ended February 28, 2007, we did not incur any cost of goods sold expense during this period.

Expenses

During the nine months ended February 29, 2008, we incurred total expenses of $126,521 comprised of selling and administrative expense of $123,935 and depreciation expense of $2,586.  For the same nine month period ended February 28, 2007, we incurred total expenses of $32,587 comprised of selling and administrative expense of $31,549 and depreciation expense of $1,038. The largest three expenses in the nine months ended February 29, 2008, besides Cost of Goods Sold expense of $20,400, were $24,000 for our website, $28,029 for legal fees and $28,061 for accounting and audit fees, compared to $21,300 for business consulting fees, the largest single expense for the nine months ended February 28, 2007.

Net Income/Loss

During the nine-month period ended February 29, 2008, we incurred a net loss of $114,408 compared with a net loss of $32,587 for the nine-month period ended February 28, 2007. Our expenses for the nine-month period ended February 29, 2008 were higher than the same period during the previous year primarily due to our increased operations.  While we did recognize revenue in the nine-month period ended February 29, 2008, we also incurred the corresponding Cost of Goods sold of $20,400, sales commissions of $4,880, website expense of $24,000, and web hosting and administration expense of $10,537.  Additionally, during the nine-month period ended February 29, 2008, we incurred legal fees of $28,029 and accounting and audit expenses of $28,060, while no such expenses were incurred for the nine-month period ended February 28, 2007.

Liquidity and Capital Resources

Between January 4, 2005 and January 10, 2008, we raised $275,700 from the sale of our common stock under a private placement of securities. Since January 10, 2008, we have not sold additional shares.  Since inception, we derived ancillary revenue during the fiscal year ending May 31, 2007 by providing website layout and web portal design services, as well as software licensing.  Despite our main web-based community portal products still being under development, some revenues were realized in September 2007, for providing dating software websites. We have no significant assets or financial resources. The amount of working capital that we will require depends on several factors, including without limitation, the extent and timing of sales of our products and related services, future costs of development, the timing and costs associated with the expansion of our customer support capabilities, and our operating results. We anticipate the following costs in the next 12 months:

Development

We estimate that the costs of developing our portal software products over the next 12 months will total approximately $81,000. This estimated cost consists of approximately

•

$36,000 in programming costs;

•

$20,000 in marketing and administration costs;

•

$15,000 in legal and other professional service costs; and

•

$10,000 in other costs and expenses.

Costs Associated with Being a Reporting Company

When the registration statement in which this prospectus forms a part is declared effective by the Securities and Exchange Commission, we will be subject to public reporting requirements. We estimate that our public reporting costs for the next 12 months will be approximately $55,000, based on:

•

$15,000 for legal representation;

•

$25,000 for external auditing;

•

$5,000 for transfer agent fees; and

•

$10,000 for administrative and miscellaneous fees; including EDGAR filing fees.

Ongoing Operations

Over the next 12 months, we also expect to incur $66,000 in expenses associated with our ongoing operations, based on the following activities:

•

$3,500 for property leasing and utilities;

•

$36,000 for services provided by our officers;

•

$15,000 in other administrative charges including transfer agent fees and EDGAR filing fees;

•

$10,000 in legal representation other than that associated with our public reporting requirement; and

•

$1,500 for miscellaneous costs.

Based on anticipated product development costs of $81,000, public reporting costs of $55,000, and ongoing operations costs of $ 66,000, we believe that our planned operations for the next 12 months will require approximately $202,000 in cash. Although we anticipate continuing to generate cash from operations, if we assume that we do not generate any cash from operations, we believe that we would have sufficient cash to fund our operations for six months,  and if we were unable to do this, we may need to seek alternative sources of working capital.

In order to ensure we continue to generate cash revenues, during the next 12 months, we intend to focus on three aspects of product development. First, we intend to complete developing and begin marketing the three portal software products that we are currently developing. Second, we intend to expand the number of plug-ins that we offer to complement our basic portal software products. Third, we intend to translate our portal software products into at least two additional languages and to develop relationships with one or more contractors who can provide ongoing programming, website design, and customer support services in the additional languages that our products have been translated into.

Any additional cash revenues that we generate from our operations will ease the burden on our cash and enable us to finance operations beyond the next six months. If we generate no cash revenues other than the $80,175 that we had available as of February 29, 2008, we will need to raise approximately $121,825 in additional funds during the next 12 months. Potential sources of such working capital could include senior debt facilities, new lines of credit, bank financings or additional sales of our securities. If we raise funds through the sale of other securities, the common stock currently outstanding would be diluted. There is a risk that such additional financing may not be available, or may not be available on acceptable terms, and the inability to obtain additional financing or generate sufficient cash from operations could require us to reduce or eliminate expenditures for capital equipment, production, or marketing of our products, or otherwise curtail or discontinue our operations, which could have a material adverse effect on our business, financial condition and results of operations.

At our fiscal year end of May 31, 2007, our total assets were $368,799, our total liabilities were $49,483, and stockholders’ equity was $319,316.

As of May 31, 2007, we had total current assets of $212,119.  The current assets breakdown for the period consisted of cash and cash equivalents of $202,332, accounts receivable of $7,500, and prepaid expenses and deposits of $2,287.

As of May 31, 2007, we had total current liabilities of $49,483.  The current liability breakdown for the period consisted of accounts payable and accrued liabilities of $36,233, revenue received in advance of $6,250, and a convertible loan of $7,000.

As of May 31, 2007, our stockholders’ equity was $319,316.  The stockholders’ equity breakdown for the period consisted of common stock at $0.001 par value of $34,386, paid-in-capital of $343,314, and deficit accumulated during the development state of $58,384.

At February 29, 2008, our total assets were $244,211, our total liabilities were $29,303, and stockholders’ equity was $214,908.

As of February 29, 2008, we had total current assets of $87,685.  The current assets breakdown for the period consisted of cash and cash equivalents of $80,175 and prepaid expenses and deposits of $7,510.

As of February 29, 2008, we had total current liabilities of $29,303.  The current liability breakdown for the period consisted of accounts payable and accrued liabilities of $22,303 and a convertible loan of $7,000.

As of February 29, 2008, our stockholders’ equity was $214,908.  The stockholders’ equity breakdown for the period consisted of common stock at $0.001 par value of $34,415, paid-in-capital of $353,285, and deficit accumulated during the development stage of $172,792.

Material Commitments for Capital Expenditures

On March 11, 2005, we issued a convertible debenture in the principal amount of $7,000 to one of our selling security holders. The debenture is unsecured and bears interest at a rate of 10% per annum.  The instrument is convertible at the option of the Company into our common stock at a rate of $0.05 per share, and may be redeemed at any time prior to maturity at the option of the holder should certain conditions prevail.  The debenture was initially due March 10, 2008, however it was extended on the same terms to March 10, 2010.  The holder of the debenture has signed agreements waiving interest accrued from March 11, 2005 through to March 10, 2006 and from March 11, 2006 through to March 10, 2007.

On March 1, 2006, we entered into a business consulting agreement with an independent contractor.  The fees payable to the consultant for provision of the services was $25 per hour payable within 30 days following receipt of an invoice from the consultant setting out the numbers of hours of service performed. The term of this contract is for a period of six months. On September 1, 2006, this agreement was renewed for a further 12 months at an increased hourly rate of $100 per hour.

On March 14, 2007, we entered into a lease agreement with The Intelligent Office. The lease is for a period of 12 months beginning March 14, 2007 with the option to renew. The lease was renewed on March 14, 2008 for an additional 12 months.  The lease payment is approximately $160 per month.

On September 1, 2007, we entered into a web hosting and system administration service agreement with an independent third party.  The term of the contract is for a period of six months, except if either party provides written notice of renewal prior to termination in which case the term shall be extended for 12 months.  We must pay a monthly fee of $1,200 for ongoing maintenance and troubleshooting.  A software programming agreement was also entered into with the same independent third party under the same terms to provide programming services at pre-determined hourly rates.

Off-Balance Sheet Transactions

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent public accountant, Danziger Hochman Partners LLP, in regards to accounting and financial disclosure. Danziger Hochman Partners LLP was engaged by us on approximately August 15, 2007 and was not consulted on any matters prior to being engaged.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, ages, and positions of our officers and directors and the date of appointment of such officers and directors:

Name

Age

Positions Held

Since

Edvard Halupa

24

Director, Chief Technology Officer

2008

Jueane Thiessen

34

Director, President, Secretary, and Treasurer

2004

Pursuant to our Bylaws, all directors serve until such time as their successor has been elected, until they resign or until they are removed by majority vote at a meeting of our shareholders. Vacancies in the existing board of directors are filled by majority vote of the remaining directors. Officers are elected by the directors and serve until such time as their successor is appointed, until they resign or until the directors remove them.

The following is information on the business experience of our directors and officers:

Edvard Halupa has served as our Technology Manager since January 2007.  On March 27, 2008, Mr. Halupa was appointed Chief Technological Officer and elected as a director.  Mr. Halupa has extensive experience developing and managing online advertising campaigns, affiliate marketing, search engine marketing, or SEM, and knowledge of online communities and social media trends.  From August 2005 through December 2006, Mr. Halupa was Marketing Manager for Interkod Technologie s.r.o., a web-development company in Slovak Republic.  From September 2002 through July 2005, Mr. Halupa worked as a Webmaster and Freelance Marketer for clients including Technicom Computers.  Mr. Halupa devotes a minimum of 10 hours per week to activities relating to Portlogic Systems Inc. He holds a Bachelor of Arts, and recently earned a Masters Degree in Management of Information Systems from the Faculty of Management, Comenius University in Bratislava, Slovakia.  Mr. Halupa is an Associate Member (ASI) of the Securities and Investment Institute, London, UK since January 2008, and holds a Level III Certificate in Investment Securities.

Jueane Thiessen has served as our Treasurer since June 2604 and as a director since January 2005. Ms. Thiessen served as our President from June 2604 through February 2007 and again served as our President since November 30, 2007. Ms. Thiessen has over 14 years of experience performing accounting and financial management services for accounting, property management, and marketing firms. Her recent experience includes serving as the Treasurer of Algorithmics Inc., a Toronto-based enterprise risk management firm, from November 2000 through May 2002. From May 2002 through January 2003, Ms. Thiessen was Assistant Controller to Mosaic Group Inc., a marketing consulting firm located in Toronto, Canada. From November 2004 until May 2007, Ms. Thiessen also served as a director of Foreground Image Inc., a privately held graphic design and media production company based in Toronto. From January 2003 until November 2006, she was Director of Finance of FUSE Marketing

Group, a Toronto-based marketing consulting agency, and from November 2006 until April 2007 she served as Chief Financial Officer of the N5R Group of companies, a real estate marketing agency with operations in Canada and the United States. In addition to her work with us, Ms. Thiessen currently performs management work for UOMO Media, Inc., a publicly traded development-stage multi-channel entertainment company based in Toronto, Canada, where she was appointed as Chief Financial Officer and to the board of directors in October 2006. She also provides management work for Zacorp Holdings Inc., a privately held commercial printing company based in Toronto, Canada. Ms. Thiessen is a Certified General Accountant of the Province of Ontario, Canada. She devotes a minimum of 30 hours per week to activities relating to Portlogic Systems Inc. pursuant to her Independent Contractor Agreement with us.

EXECUTIVE COMPENSATION

Summary Compensation

The following table shows the compensation paid or accrued during the fiscal years ended May 31, 2007 and 2006 to persons who have served as our principal executive officer at any time during each of these fiscal years. None of our executive officers or other employees had total compensation exceeding $100,000 for any of the last two fiscal years. Except as listed below, there were no bonuses, other annual compensation, restricted stock awards or stock options/SARs, or any other compensation paid to the named executive officers listed. The executive officers named in the summary compensation table below are referred to herein as “named executive officers.”

Summary Compensation Table

Name and Principal Position (a)	Year Ended May 31, (b)	Salary ($) (c)	Total ($) (j)
Javed Mawji	2007	1,000	1,000
Former Principal Executive Officer (1)	2006	0	0

Jueane Thiessen	2007	3,000	3,000
Principal Executive Officer (2)	2006	0	0

Notes to table:

(1) Javed Mawji served as our President from February 1, 2007 until November 30, 2007.

(2) Jueane Thiessen served as our President from June 22, 2004 until February 1, 2007, then since November 30, 2007.

Narrative to Summary Compensation Table

Employment Agreements with Each Named Executive Officer

Javed Mawji

On May 1, 2007, we entered into an Independent Contractor Agreement with Javed Mawji for a term beginning May 1, 2007 and ending October 31, 2007. Pursuant to this agreement, Mr. Mawji performed services as our President for a minimum of 25 hours per week and was compensated at a rate of $1,000 per month.

On October 31, 2007, we entered into an Independent Contractor Agreement with Mr. Mawji for a term beginning November 1, 2007 and ending January 31, 2008. Pursuant to this agreement, Mr. Mawji performed services as our President for a minimum of 25 hours per week and was compensated at a rate of $1,000 per month.  On November 30, 2007, Mr. Mawji resigned.

Jueane Thiessen

On May 1, 2007, we entered into an Independent Contractor Agreement with Jueane Thiessen for a term beginning May 1, 2007 and ending October 31, 2007. Pursuant to this agreement, Ms. Thiessen performed services as our Treasurer for a minimum of 30 hours per week and was compensated at a rate of $3,000 per month.

On October 18, 2007, we entered into an Independent Contractor Agreement with Ms. Thiessen for a term beginning November 1, 2007 and ending January 31, 2008. Pursuant to this agreement, Ms. Thiessen performed services as our Treasurer for a minimum of 30 hours per week and was compensated at a rate of $3,000 per month.

On January 31, 2008, we entered into an Independent Contractor Agreement with Ms. Thiessen for a term beginning February 1, 2008 and ending July 31, 2008. Pursuant to this contract, Ms. Thiessen performs services as our President, Secretary, and Treasurer for a minimum of 30 hours per week and is compensated at a rate of $3,000 per month.

Outstanding Equity Awards at Fiscal Year-End

No equity awards were granted during the fiscal year ended May 31, 2007 to any of our named executive officers.

We do not have any qualified or non-qualified defined benefit plans or nonqualified defined contribution plans or other deferred compensation plans. There are no contracts, agreements, plans, or arrangements that provide for payment to any of our named executive officers following or in connection with the resignation, retirement or termination of the executive officer, a change in control of our Company, or a change in the named executive officer’s responsibilities following a change in control.

Director Compensation

During the fiscal year ended May 31, 2007, we did not pay compensation to any of our directors for serving on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 26, 2008, the number and percentage of our outstanding shares of common stock that, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) each named executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of

Amount and Nature

Percent of

Title of Class

Beneficial Owner

of Beneficial Owner

Class (1)

Common

Edvard Halupa

30,000

0.1%

Stare Grunty 36, AD-F-8

Direct Ownership

Bratislava, Slovakia

842 25

Common

Jueane Thiessen

1,250,000

3.6%

1112-155 Dalhousie Street,

Direct Ownership

Toronto, Ontario,

Canada, M5B 2P7

Common           Management as a

1,280,000

3.7%

group including all

Direct Ownership

executive officers

and directors (2 Persons)

Common

Fern Fair

15,000,000

43.6%

Box 185, Hythe, Alberta,

Direct Ownership

Canada, T0H 2C0

Common

Doug McClelland

5,240,000 (2)

15.2%

36C-1525 Coal Harbour Quay,

Vancouver, British Columbia,

Canada, V6G 3E7

Common

Alex Diatchine

3,490,000 (3)

10.1%

54 Walpole Street, Toronto,

Ontario, Canada, M4L 2H9

Common

JOYN Internet Communities Inc.

 (4)

2,240,000

6.5%

54 Walpole Avenue, Toronto,

Direct Ownership

Ontario, Canada, M4L 2H9

________________

(1) Based on 34,415,237 shares outstanding as of June 26, 2008.

(2) Doug McClelland beneficially owns 3,000,000 shares of common stock, or 8.7%, directly. Because Mr. McClelland is a director of JOYN Internet Communities, Inc., he is also an indirect beneficial owner of the 2,240,000 shares held directly by JOYN Internet Communities, Inc.

(3) Alex Diatchine beneficially owns 1,250,000 shares of common stock, or 3.6%, directly. Because he is the sole shareholder of JOYN Internet Communities, Inc., Mr. Diatchine is also an indirect beneficial owner of the 2,240,000 shares held directly by JOYN Internet Communities, Inc.

(4) Alex Diatchine has voting and dispositive control over the common stock JOYN Internet Communities, Inc. owns.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

On October 31, 2005, we entered into an Asset Purchase Agreement with one of our selling shareholders, JOYN Internet Communities, Inc., to acquire all internet dating software code that JOYN had developed, including all rights to use and license the software.  In consideration for the asset received, we issued JOYN 2,240,000 shares of our common stock as well as cash of $40,000 due in installments.  The stock-based portion of this issue has been valued at $112,000, which is the fair value of the shares.   We have used this software source to model, build, and develop our portal software product.

On June 1, 2006, we entered into a Service Agreement with Brent O’Connor, one of our selling shareholders, pursuant to which Mr. O’Connor wrote a business plan and provided content for our website in exchange for $7,000.  In December 2007, we paid Mr. O’Connor an additional $2,000 in exchange for writing services.

On November 1, 2006, we entered into a Website Layout Services Agreement with JOYN pursuant to which we provided layout and design services for 15 websites in exchange for JOYN paying us fees of $8,000.

On April 1, 2007, we entered into a Master Software Licensing Agreement with JOYN in which we granted JOYN the right to license our online dating system software for use in conjunction with 30 portals operated by JOYN’s customers in exchange for a fixed payment to us of $7,500 for each six-month period commencing May 1, 2007.

On May 1, 2007, we entered into an Independent Contractor Agreement with Ms. Thiessen for a term beginning May 1, 2007 and ending October 31, 2007.  Pursuant to this agreement, Ms. Thiessen performed services as our Treasurer for a minimum of 30 hours per week and was compensated at a rate of $3,000 per month.  This agreement was renewed on October 31, 2007 under the same terms for a period of three months.  On November 30, 2007, Ms. Thiessen was appointed President.

On January 31, 2008, we entered into an Independent Contractor Agreement with Jueane Thiessen, our President, Secretary, Treasurer and one of our directors, for a term beginning February 1, 2008 and ending July 31, 2008.  Pursuant to this agreement, Ms. Thiessen performs services as our President, Secretary, and Treasurer for a minimum of 30 hours per week and is compensated at a rate of $3,000 per month.

On May 1, 2007, we entered into an Independent Contractor Agreement with Javed Mawji, our former President, Secretary, and Director, for a term beginning May 1, 2007 and ending October 31, 2007. Pursuant to this agreement, Mr. Mawji performed services as our President for a minimum of 25 hours per week and was compensated at a rate of $1,000 per month.  Mr. Mawji resigned from office and as a director on November 30, 2007.

On March 27, 2008, Edvard Halupa was appointed to serve as our Chief Technological Officer and was elected to serve on our Board of Directors.  Mr. Halupa spends approximately 10 hours per week on services provided to us and is compensated at a salary of $0 for his services.

Director Independence

As of June 26, 2008, the following individuals each served as a director on our Board:

•

Ms. Jueane Thiessen; and

•

Mr. Edvard Halupa.

None of the members of our Board are “independent” directors, as defined under the standards of independence set forth in the Marketplace Rules of the NASDAQ Stock Market. We intend to apply to have our common stock traded on the Over-the-Counter Bulletin Board, or OTCBB.  The OTCBB does not require that a majority of our Board be independent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Bylaws, and our Amended and Restated Articles of Incorporation. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.